UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, May 13, 2013, at 5:00 p.m., local time, at 9650 Flair Drive, El Monte, California 91731.

At the meeting, you will be asked to elect four Class II directors to serve until 2016, to reapprove the material terms for the award of performance-based compensation under our 2005 Incentive Plan, to vote on an advisory (non-binding) proposal to approve our executive compensation, and to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.

Your vote is very important. Whether or not you expect to attend the annual meeting in person, we encourage you to cast your vote by telephone or, if you prefer, by completing, signing, and returning your proxy card in the accompanying return envelope. Specific instructions for voting by telephone are stated on the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. Your cooperation is appreciated since a majority of the outstanding shares of our common stock must be represented, either in person or by proxy, to transact business at the meeting.

We look forward to seeing you at the meeting.

Sincerely yours,

Dunson K. Cheng

Chairman of the Board,

President, and Chief Executive Officer

Los Angeles, California

April 11, 2013

777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

Notice of Annual Meeting of Stockholders

to be Held on May 13, 2013

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, May 13, 2013, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731, for the following purposes:

1.	To elect four Class II directors to serve until the 2016 annual meeting of stockholders and their successors have been elected and qualified;

2.	To reapprove the material terms for the award of performance-based compensation under our 2005 Incentive Plan;

3.	To vote on an advisory (non-binding) proposal to approve our executive compensation;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year; and

5.	To transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed April 1, 2013, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please cast your vote by telephone or by completing, signing, and returning your proxy card in the accompanying return envelope. If you mail the envelope in the United States, it does not require postage. It is important that you vote by telephone or by returning your proxy card promptly even if you plan to attend the annual meeting in person.

We invite you to attend the meeting in person. If you attend, you may choose to vote in person at the meeting. If you do so, your prior voting instructions will be disregarded.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 13, 2013. This proxy statement and Cathay General Bancorp’s Annual Report for the year ended December 31, 2012, are also available electronically at www.cathaygeneralbancorp.com/proxymaterials and will remain available on the website through the conclusion of the meeting of stockholders.

By Order of the Board of Directors,

Perry Oei

Secretary

Los Angeles, California

April 11, 2013

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is designed as an aid and does not contain all of the information that you should consider in deciding how to vote. As such, you should read this entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date and Time: Record Date:	Monday, May 13, 2013, 5:00 p.m. local time April 1, 2013	Place:	Cathay Bank Corporate Center 9650 Flair Drive, El Monte, California 91731
Voting:	Holders of record of our common stock at the close of business on the record date.	Attendance:	Stockholders and their duly appointed proxies may attend the meeting.

Proposals and Voting Recommendations

Proposal	Board Recommendation	Page
1. Election of Directors	FOR ALL NOMINEES	5
2. Reapproval of the Material Terms for the Award of Performance-Based Compensation under our 2005 Incentive Plan	FOR	43
3. Advisory (Non-Binding) Vote to Approve our Executive Compensation	FOR	50
4. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	51

Proposal One—Election of Directors

The first proposal is to elect four Class II directors to serve until the 2016 annual meeting of stockholders and their successors have been elected and qualified. The following table provides summary information about each nominee.

Name of Nominee	Age	Principal Occupation	Director Since
Kelly L. Chan	66	Certified Public Accountant	1990
Dunson K. Cheng	68	Chairman of the Board, President, and Chief Executive Officer of Cathay General Bancorp and Cathay Bank	1990
Thomas C.T. Chiu	65	Medical Doctor	2003
Joseph C.H. Poon	66	President of Edward Properties, LLC	1990

Proposal Two—Reapproval of the Material Terms for the Award of Performance-Based Compensation under our 2005 Incentive Plan

We are asking our stockholders to reapprove the material terms for the award of “performance-based compensation” under our 2005 Incentive Plan so that we can claim deductions from our Federal income taxes for the full amount of incentive compensation awarded to certain of our executive officers. We are not asking that our stockholders approve any amendments to the 2005 Incentive Plan or reapprove the 2005 Incentive Plan in its entirety. Importantly, we are not asking that our stockholders approve an increase in the number of shares available for awards under the 2005 Incentive Plan or an extension of the term of the 2005 Incentive Plan.

Proposal Three—Advisory (Non-Binding) Vote to Approve our Executive Compensation

As a result of our participation in the TARP Capital Purchase Program, we are required by the Emergency Economic Stabilization Act of 2008, as amended, to permit a non-binding stockholder vote to approve the compensation of executives as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation discussion and analysis, the compensation tables, the narrative discussion, and any related material). Accordingly, the Board of Directors is submitting the following proposal for stockholder consideration:

“Resolved, that the stockholders approve the compensation of executive officers, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission, including the ‘Compensation Discussion and Analysis,’ the compensation tables, the narrative discussion, and any related material contained in this proxy statement.”

Proposal Four—Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2013 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit and Risk Management Committee of the Board will reconsider the appointment.

ii

777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

Proxy Statement

Annual Meeting of Stockholders

May 13, 2013

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of our common stock to solicit proxies for use at our 2013 annual meeting of stockholders and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware corporation. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 11, 2013.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting? At the meeting, our stockholders will be asked to:

1.	Elect four Class II directors to serve until the 2016 annual meeting of stockholders and their successors have been elected and qualified;

2.	Reapprove the material terms for the award of performance-based compensation under our 2005 Incentive Plan;

3.	Vote on an advisory (non-binding) proposal to approve our executive compensation;

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year; and
5.	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

When and where will the annual meeting be held? The annual meeting will be held on May 13, 2013, at 5:00 p.m., local time, at our offices located at 9650 Flair Drive, El Monte, California 91731.

Who can attend the annual meeting? All stockholders and their duly appointed proxies may attend the meeting.

INFORMATION ABOUT VOTING AND PROXIES

Who is entitled to vote at the annual meeting? The Board has fixed April 1, 2013, as the record date for the meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting. On the record date, 78,859,208 shares of our common stock were outstanding.

How many shares must be present to transact business at the meeting? The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to transact business at the meeting. Abstentions and broker non-votes will be counted as present for this purpose. If the shares represented at the meeting are not sufficient to transact business, we may adjourn or postpone the meeting to permit the further solicitation of proxies.

What are broker non-votes? The term “broker non-votes” generally refers to shares that are held by a broker or other nominee in its name for the benefit of its clients but that cannot be voted because the broker or nominee is precluded from voting on certain matters and has not received voting instructions from the beneficial owner on those matters.

How many votes am I entitled to? Each stockholder of record is entitled to one vote for each share of our common stock registered in the stockholder’s name. Shares may not be voted cumulatively for the election of directors or otherwise.

What is the difference between a “stockholder of record” and a “beneficial owner?” These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, then you are a “stockholder of record” of those shares. As a stockholder of record, you have the right to vote by telephone, by proxy, or in person at the meeting.

If your shares are held in an account by a broker, bank, trust company, or other similar organization, then you are a “beneficial owner” of those shares and the organization holding your shares is considered the “stockholder of record” for purposes of voting at the meeting. If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account.

How do I vote my shares? If you are a stockholder of record, you may vote your shares by telephone, by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-prepaid envelope, or by attending the meeting and voting in person. If you vote by telephone or properly complete the proxy card and we receive it before the voting, your shares will be voted as you direct. Even if you plan to attend the meeting in person, we encourage you to cast your vote by telephone or, if you prefer, by completing, signing, dating, and returning the proxy card. Specific instructions for voting by telephone accompany the proxy card.

If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account. If you wish to vote in person at the meeting, you must obtain a valid proxy from the organization holding the shares giving you the right to vote at the meeting. If you hold your shares in a brokerage account and do not give voting instructions to your broker on proposals that are considered “non-routine,” your broker cannot vote them for you and your shares will be treated as broker non-votes. At the meeting, Proposal Four (Ratification of the Appointment of Independent Registered Public Accounting Firm) involves matters that we believe will be considered “routine,” while Proposal One (Election of Directors), Proposal Two (Reapproval of the Material Terms for the Award of Performance-Based Compensation under our 2005 Incentive Plan), and Proposal Three (Advisory (Non-Binding) Vote to Approve Our Executive

Compensation) involve matters that we believe will be considered “non-routine.” Therefore, it is important that you provide voting instructions for all proposals.

What if I don’t vote for some of the items listed in this proxy statement? If you are a stockholder of record and return your signed proxy card, or vote by telephone, without giving specific voting instructions with respect to some of the items listed, the proxy holders will vote your shares according to the recommendations of the Board on all matters presented in this proxy statement. The Board has designated Peter Wu and Heng W. Chen, or either of them, with power of substitution, as proxy holders.

May I change my vote? Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by filing a written notice of revocation with our Secretary, by delivering to our Secretary a later signed and dated proxy card, or by a later dated vote by telephone. The deadline to vote by telephone is 11:59 p.m., Eastern Time, on May 12, 2013. You may also revoke your proxy if you are present at the meeting and vote in person. Attendance at the meeting will not cause any previously granted proxy to be revoked unless you specifically make that request. Unless you decide to attend the meeting and vote in person, we recommend that you change or revoke your prior instructions in the same manner as you originally gave them and provide enough time for the new voting instructions to reach us before the meeting begins. Once the meeting begins, you may only change or revoke your proxy in person.

How are the shares held by the Cathay Bank Employee Stock Ownership Trust (ESOPT) voted? Each participant of the ESOPT has the power to direct the vote of the shares allocated to him or her by providing instructions to the administrator of the ESOPT. The administrator, which is a management level committee, has the sole power to vote the shares allocated to any participant who does not specify any voting directions and to vote any unallocated shares held by the ESOPT.

How does the Board recommend that I vote? The Board unanimously recommends that you vote your shares as follows:

•	FOR ALL NOMINEES as Class II directors as specified under Proposal One,

•	FOR reapproval of the material terms for the award of performance-based compensation under our 2005 Incentive Plan as specified under Proposal Two,

•	FOR the advisory (non-binding) proposal to approve our executive compensation as specified under Proposal Three, and

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm as specified under Proposal Four.

What is the vote required to elect directors and approve the other proposals?

Proposal One (Election of Directors)

Nominees receiving a plurality of the votes cast at the meeting will be elected as directors. Plurality means that the persons who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Withholding authority to vote for a director nominee and broker non-votes on the election of directors will not affect the outcome of the election.

Proposal Two (Reapproval of the Material Terms for the Award of Performance-Based Compensation under our 2005 Incentive Plan)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Two. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the vote.

Proposal Three (Advisory (Non-Binding) Vote to Approve our Executive Compensation)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Three. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the advisory vote. The results of this voting are not binding on the Board.

Proposal Four (Ratification of the Appointment of Independent Registered Public Accounting Firm)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the meeting is required to approve Proposal Four. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal.

Who will serve as inspector of elections? The inspector of elections for the meeting will be a representative of American Stock Transfer and Trust Company. Under Delaware law, the inspector of elections will pass on the proxies and ballots submitted and may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by or on behalf of banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the stockholder of record to cast, or more votes than the stockholder holds of record.

What happens if additional matters are presented at the meeting or a nominee is unable to serve as a director? As of the date of this proxy statement, the Board knows of no matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

If any nominee for director named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace the nominee or to fill that vacancy on the Board. However, at the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

How will proxies be solicited and who will pay for the solicitation? We will pay the cost of this solicitation of proxies. In addition to use of the mail, the officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage firms and certain other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable expenses incurred in forwarding these materials.

What happens if the meeting is adjourned or postponed? Your proxy will remain valid and the shares may be voted at any adjourned or postponed meeting. You will still be able to change your vote or revoke your proxy until the voting occurs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on the contents of reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we believe the entities listed below are the only beneficial owners of more than five percent of our common stock as of April 1, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned 1/
FMR LLC	7,861,876	2/	9.97%
82 Devonshire Street, Boston, MA 02109
BlackRock, Inc.	5,937,047	3/	7.53%
40 East 52nd Street, New York, NY 10022
Dimensional Fund Advisors LP	4,281,600	4/	5.43%
Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746
The Vanguard Group Inc.	4,215,654	5/	5.35%
100 Vanguard Blvd., Malvern, PA 19355

1/	The ownership percentage is determined by dividing the number of shares shown in this table by the 78,859,208 shares of Bancorp common stock outstanding as of April 1, 2013.

2/

All information regarding FMR LLC is based on an amendment to Schedule 13G filed with the SEC on February 14, 2013. FMR LLC, a parent holding company, and Edward C. Johnson 3d reported that they had sole dispositive power over all of the shares indicated, and sole power to vote 302,800 shares. Edward C. Johnson 3d and members of his family may be deemed to be a controlling group with respect to FMR LLC. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, was the beneficial owner of 7,560,276 of the shares indicated as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940, of which 4,125,000 shares were attributable to Fidelity Low-Priced Stock Fund. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by these investment companies, which power resides with their boards of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by these boards of trustees. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 301,600 of the shares indicated as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d and FMR LLC each has sole dispositive and voting power over the 301,600 shares owned by these institutional accounts.

3/

All information regarding BlackRock, Inc. is based on an amendment to Schedule 13G filed with the SEC on February 8, 2013. BlackRock, Inc., a parent holding company, reported that through its subsidiaries, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd., and BlackRock Investment Management (UK) Limited, it had sole dispositive power and sole voting power over all of the shares indicated.

4/

All information regarding Dimensional Fund Advisors LP is based on an amendment to Schedule 13G filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP, an investment advisor, reported that it had sole dispositive power over all of the shares indicated, and sole power to vote 4,179,191 shares. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, it may be deemed to be the beneficial owner of the shares held by the investment companies, but the shares are owned by the investment companies and it disclaims beneficial ownership of such shares.

5/

All information regarding The Vanguard Group Inc. is based on the Schedule 13G filed with the SEC on February 13, 2013. The Vanguard Group Inc., an investment adviser, reported that it had sole dispositive power over 4,100,763 of the shares indicated, shared dispositive power over 114,891 shares, and had sole power to vote 118,425 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group Inc., is the beneficial owner of 114,891 of the shares indicated as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group Inc., is the beneficial owner of 3,534 of the shares indicated as a result of its serving as investment manager of Australian investment offerings.

As of April 1, 2013, our directors and executive officers as a group beneficially owned approximately 8,411,740 shares of our common stock. The individual security ownership of our directors and named executive officers can be found in “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers” under “Election of Directors.” Our directors and executive officers have informed us that they intend to vote according to the recommendations of the Board.

As of April 1, 2013, the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”) held approximately 1,188,430 shares of Bancorp common stock. Shares of our common stock beneficially owned by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Each participant has the power to direct the vote of his or her allocated shares. The ESOPT is administered by a management level committee which consists of Dunson K. Cheng, Peter Wu, and Anthony M. Tang. It has the sole power to vote allocated shares of any participant who does not specify any voting directions. It also has the sole power to vote and dispose of all unallocated shares of our common stock that are beneficially owned by the ESOPT. As of April 1, 2013, there were approximately 599 unallocated shares.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under our certificate of incorporation and bylaws, the Board may consist of between three and 25 directors, and the number within the range may be changed from time to time by the Board. The Board currently consists of 12 directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp.

The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class II directors will expire at the 2013 annual meeting of stockholders and, if elected at the 2013 annual meeting, the new term will expire at the 2016 annual meeting of stockholders. The current term of the Class III directors will expire at the 2014 annual meeting of stockholders. The current term of the Class I directors will expire at the 2015 annual meeting of stockholders.

Stockholders are being asked to elect four Class II directors. The Class II directors will hold office until the 2016 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination and Governance Committee and the unanimous vote of all independent directors of the Board, has nominated Kelly L. Chan, Dunson K. Cheng, Thomas C.T. Chiu, and Joseph C.H. Poon to serve as Class II directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES (KELLY L. CHAN, DUNSON K. CHENG, THOMAS C.T. CHIU, AND JOSEPH C.H. POON) AS CLASS II DIRECTORS.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The age of each nominee and director and the periods each has served as a director of Bancorp.

•

Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of April 1, 2013, by each nominee and director, by each executive officer named in the “Summary Compensation

Table” under “Remuneration of Executive Officers” (“Named Executive Officers”), and all nominees, directors, and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him or her.

Name	Age	Director of Bancorp Since	Amount and Nature of Ownership of Common Stock		Percentage Ownership of Common Stock 1/
Nominees for Election for the Term Ending in 2016 (Class II):
Kelly L. Chan	66	1990	420,304	2/	*	/
Dunson K. Cheng ***/	68	1990	2,144,540	3/	2.67%
Thomas C.T. Chiu **/	65	2003	290,313	4/	*	/
Joseph C.H. Poon	66	1990	69,940	5/	*	/
Directors Currently Serving for the Term Ending in 2014 (Class III):
Nelson Chung	60	2005	27,000	6/	*	/
Felix S. Fernandez	62	2013	0		*	/
Patrick S.D. Lee..	78	1990	256,230	7/	*	/
Ting Y. Liu	76	2003	397,928	8/	*	/
Directors Currently Serving for the Term Ending in 2015 (Class I):
Michael M. Y. Chang	75	1990	609,854	9/	*	/
Jane Jelenko	64	2012	630	10/	*	/
Anthony M. Tang ***/	59	1990	2,403,735	11/	3.04%
Peter Wu **/***/	64	2003	1,207,200	12/	1.52%
Other Named Executive Officers:
Heng W. Chen	60	—	190,164	13/	*	/
Irwin Wong	64	—	260,792	14/	*	/
All nominees, directors, and executive officers as a group (16 persons)			8,411,740	15/	10.34	% 16/

*/	Percentage of shares beneficially owned does not exceed one percent.

**/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.

***/	A Named Executive Officer as well as a director.

1/

For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 78,859,208 shares of Bancorp common stock outstanding as of April 1, 2013, and the number of shares of common stock that such person or group had the right to acquire within 60 days of April 1, 2013.

2/

Includes 58,288 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 13,140 shares held by Mr. Chan as custodian for his son, 27,096 shares held by Chansons Properties, 200,000 shares held as Trustee of the WHFC Chan Grandchildren’s Sprinkling Trust, and 21,500 shares issuable under options exercisable within 60 days of April 1, 2013.

3/

Includes 445,577 shares held by the Dunson Cheng and Cynthia Cheng Trust, 182,452 shares held by the Dunson Cheng and Cynthia Cheng Nonmarital Shares Trust, approximately 102,485 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, 1,321,544 shares issuable under options exercisable within 60 days of April 1, 2013, and approximately 599 unallocated shares held by the ESOPT.

4/	Consists of 204,961 shares held by Chiu Family Trust, 69,732 shares held by Dr. Chiu’s Pension Plan, and 10,500 shares issuable under options exercisable within 60 days of April 1, 2013.

5/	Includes 46,440 shares held by the Poon Family Trust and 21,500 shares issuable under options exercisable within 60 days of April 1, 2013.

6/

Consists of 10,000 shares held by Nelson Chung Defined Benefit Plan, 10,000 shares held by Nelson Chung Pension Plan, and 7,000 shares issuable under options exercisable within 60 days of April 1, 2013.

7/	Consists of 234,730 shares held by Mr. Lee as trustee of the Lee Trust and 21,500 shares issuable under options exercisable within 60 days of April 1, 2013.
8/	Includes 376,664 shares held by the Liu Family Inter Vivo Trust and 10,500 shares issuable under options exercisable within 60 days of April 1, 2013.

9/

Includes 11,084 shares held jointly by Mr. Chang and his spouse, 208,812 shares held by the Michael and Judy Chang Family Trust, 180,000 shares held by his son and 180,000 shares held by his daughter as to which Mr. Chang disclaims beneficial ownership, and 21,500 shares issuable under options exercisable within 60 days of April 1, 2013.

10/	All shares are held by the Jelenko-Norris Intervivos Trust.

11/

Includes approximately 1,722,366 shares held by Mr. Tang’s spouse, approximately 88,997 shares held by the ESOPT which have been allocated to Mr. Tang’s account, 231,650 shares issuable under options exercisable within 60 days of April 1, 2013, and approximately 599 unallocated shares held by the ESOPT.

12/	Includes 874,299 shares held by the PACJU, LLC, 316,570 shares issuable under options exercisable within 60 days of April 1, 2013, and approximately 599 unallocated shares held by the ESOPT.

13/	Includes 148,996 shares issuable under options exercisable within 60 days of April 1, 2013.

14/

Includes approximately 4,893 shares held jointly by Mr. Wong and his spouse, approximately 16,768 shares held by the ESOPT which have been allocated to Mr. Wong’s account, and 226,620 shares issuable under options exercisable within 60 days of April 1, 2013.

15/

In addition to the ownership disclosed for the persons identified in the table above, the beneficial ownership of two additional executive officers is included in the total of the table. Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our directors and executive officers as a group includes 2,486,390 shares issuable under options exercisable within 60 days of April 1, 2013, approximately 208,250 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers, and approximately 599 shares held as unallocated shares by the ESOPT.

16/

The ownership percentage is determined by dividing the number of shares by 81,345,598, which consists of 78,859,208 shares of Bancorp common stock outstanding as of April 1, 2013, and 2,486,390 shares of Bancorp common stock issuable under options exercisable within 60 days of April 1, 2013.

Security Ownership in Subsidiary

In December 2003, January 2004, and April 2004, Cathay Real Estate Investment Trust (the “REIT”), a subsidiary of Cathay Bank, sold in a private placement a total of 436,760 shares of its 7.0% Series A Non-Cumulative Preferred Shares (the “Series A Shares”) for $100 per share, of which Cathay Bank purchased 349,408 shares. As of April 1, 2013, there were 435,460 Series A Shares issued and outstanding. The Series A Shares vote on a share for share basis with the common shares of the REIT and are not convertible into common stock of the REIT or common stock of Cathay Bank or Bancorp. The REIT intends to continue to operate as a real estate investment trust under the Internal Revenue Code by investing primarily in participation interests in a portion of Cathay Bank’s portfolio of loans secured, in whole or in part, by real estate and leasehold improvements which generate net income. The following table sets forth the number of Series A Shares beneficially owned as of April 1, 2013, by current directors, nominees of the Board for election as directors, and Named Executive Officers, and by all current directors, nominees, and Named Executive Officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A Shares owned by him.

Name	Series A Shares Beneficially Owned		Series A Percent of Class 1/
Michael M.Y. Chang	2,500	2/	0.57%
Heng W. Chen	250		0.06%
Dunson K. Cheng	5,000	3/	1.15%

All directors, nominees, and Named Executive Officers as a group (3 persons)	7,750		1.78%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 435,460, which is the number of Series A Shares issued and outstanding as of April 1, 2013.

2/	The shares are jointly owned by Mr. Chang and his spouse.

3/	Includes 2,500 shares held by the Dunson Cheng and Cynthia Cheng Trust.

The REIT has also issued Series B Non-Cumulative Preferred Shares (the “Series B Shares”) to Cathay Bank and its employees. Series B Shares pay a non-cumulative annual cash dividend of $25 per share and have a liquidation preference of $250 per share. Holders of Series B Shares do not have voting rights except on proposals that could materially and adversely affect the preferences, voting powers, dividend rights, or other rights and privileges of the Series B Shares. As of April 1, 2013, the directors, nominees, and Named Executive Officers beneficially owning Series B Shares were Dunson K. Cheng, Anthony M. Tang, Heng W. Chen, and Irwin Wong. They each hold one share, which individually and as a group is less than one percent of the entire class of Series B Shares.

Nominees, Continuing Directors, and Named Executive Officers

Set forth below is information concerning each nominee for election as a Class II director, each of the Class III and I directors whose terms have not yet expired, and each other Named Executive Officer. Each of the current directors is also a director of Cathay Bank, a wholly-owned subsidiary of Bancorp. The biographical information set forth below includes the person’s principal occupation, business experience over the last five years, positions held, and the experience, qualifications, attributes, or skills that led the Nomination and Governance Committee and the Board to determine that the person should serve as a director. In addition, they each have satisfied other criteria considered by the Nomination and Governance Committee and the Board in evaluating potential nominees and directors, including intelligence, personal character, integrity, and commitment to the community and Bancorp.

Nominees (Class II)

Kelly L. Chan is an owner of Phoenix Bakery Inc., a family-owned retail bakery that began in Los Angeles Chinatown and that has been serving the Los Angeles area for over 70 years. He retired as Vice President of Phoenix Bakery Inc. in December 2012. Mr. Chan is a Certified Public Accountant with over 30 years of experience, and received a Master of Business Administration degree. He served in the U.S. Navy from 1970 to 1973 and in the U.S. Naval Reserve until his retirement in 2000 with the rank of Captain. Mr. Chan has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chan offers the Board substantial management experience with privately held businesses, which constitute a significant portion of the customers of Cathay Bank. As a Certified Public Accountant, Mr. Chan adds additional expertise in accounting matters, and serves as chairman of the Audit and Risk Management Committee.

Dunson K. Cheng, Ph.D., has been Chairman of the Board, President, and Chief Executive Officer of Bancorp and Cathay Bank since 1994. He has also been a Trustee and President of Cathay Real Estate Investment Trust since February 2003. Mr. Cheng has over 30 years of banking experience. He also serves on the boards of DiCon Fiberoptics, Inc. (a supplier of optical components, integrated modules, and test equipment for the fiber optics industry), Tsinghua Education Foundation (N.A.) Inc., and Ascencia (formerly known as PATH Achieve Glendale). He formerly served on the board of directors of the California Bankers Association. Mr. Cheng received a Ph.D. in Physics. He has been a Director of Cathay Bank since 1982 and of Bancorp since it was formed as a holding company in 1990.

Mr. Cheng provides to the Board his extensive banking experience, his broad knowledge of the business and operations of Bancorp and Cathay Bank, and his strong management and leadership skills. His tenure as an officer and a director for over 30 years affords the Board valuable insight regarding all aspects of the business and operations of Bancorp and Cathay Bank.

Thomas C.T. Chiu, M.D., a medical doctor, had served as President and Chief Executive Officer of Pacific Independent Physicians Association, Chairman of the Governing Board, and chair of various committees at the Garfield Medical Center. He had been a director of General Bank and its publicly-held bank holding company, GBC Bancorp, for 10 years until they merged with Cathay Bank and Bancorp in 2003. Dr. Chiu has been a Director of Bancorp and Cathay Bank since 2003.

Dr. Chiu is a well-respected medical doctor in Southern California. He has been extensively involved with Garfield Medical Center, which is a multi-language/multi-cultural healthcare facility in Monterey Park, California, a community that has a large Chinese-American population. He is an active participant in the Chinese-American community, which is served by Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Joseph C.H. Poon is President of Edward Properties, LLC, a real estate development company that specializes in residential, industrial, and commercial projects, and he has over 30 years of experience in real estate development. He received a Master of Business Administration degree and a Master of Science degree in Civil Engineering. Mr. Poon has been a Director of Cathay Bank since 1981 and of Bancorp since it was formed as a holding company in 1990. He served as the Lead Independent Director of Bancorp from July 2010 to May 2011.

Mr. Poon provides the Board with considerable managerial experience, as well as an extensive background in commercial, industrial, and residential real estate construction and development. He also contributes his academic background in business and engineering.

Continuing Directors (Class III)

Patrick S.D. Lee is the founder and former President of T.C. Construction Corporation, a company involved in the construction and development of commercial and residential real estate in the greater Los Angeles area. Mr. Lee is active in the Los Angeles Chinese-American community and currently serves as a director of the Chinatown Service Center and as an advisor on the Chinese Chamber of Commerce. He has been a Trustee of Cathay Real Estate Investment Trust since 2003 and a Director of Cathay Bank Foundation since 2004. He received a Bachelor of Science degree in Civil Engineering, and has been licensed as a structural engineer, civil engineer, and general contractor. Mr. Lee has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990. He has been serving as the Lead Independent Director of Bancorp since May 2011.

Mr. Lee provides the Board with considerable managerial experience, as well as extensive experience in commercial and residential real estate construction and development in the Los Angeles area. His active involvement in civic organizations within the Chinese-American community served by Cathay Bank, as well as his tenure as a director, provides valuable insight regarding its business and operations.

Ting Y. Liu, Ph.D., was a co-founder and a director of General Bank and its publicly-held bank holding company, GBC Bancorp, until they merged with Cathay Bank and Bancorp in 2003. Mr. Liu was an aerospace research scientist for over 12 years, has been a real estate developer of motels and hotels and co-founded Western Underwriter, an insurance company, in 1985. He also co-founded the Southern California Hotel/Motel Association in the early 1980s and was active in the Holiday Inn Franchisee Association where he served as the regional committee member for many terms. Mr. Liu received a Ph.D. in Aerospace Science. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Liu’s extensive experience in commercial real estate development provides a valuable perspective on the real estate market, and his background in the insurance business provides knowledge of the insurance market. His previous service as a director of GBC Bancorp and General Bank provides additional commercial banking and financial institution experience.

Nelson Chung is President of Pacific Communities Builder, Inc., which has built more than 4,000 home sites and developed more than 150 communities in Southern California. He received a Master in Urban Design degree and is a licensed architect, general contractor, and real estate broker in California. Mr. Chung has been a Director of Bancorp and Cathay Bank since 2005.

Mr. Chung contributes managerial experience and an extensive knowledge of residential real estate development in Southern California, with which he has been involved for over 30 years. His academic background in urban design and his experience as an architect, general contractor, and real estate broker provide the Board with a unique perspective of the real estate market.

Felix S. Fernandez has served as a leader at Wells Fargo in various capacities for over 15 years. In 2011, he retired as a Corporate Executive Vice President and Regional President of Community Banking for Wells Fargo in the Northern California region, responsible for up to 150 branches, $15 billion in deposits and $1.5 billion in loans, and 2,700 employees. Prior to working at Wells Fargo, Mr. Fernandez served as Executive Vice President of International Business Banking at State National Bank in El Paso, Texas, where he was responsible for the Mexico businesses market, and also served in various positions at Valley National Bank of Arizona (later a part of Chase Bank). Mr. Fernandez has been active in community and business organizations throughout his career, including affiliations with the United Way, Boys and Girls Club of America, Boy Scouts of America, Bankers Association for Finance and Trade, and the Greater Sacramento Chamber of Commerce. He currently serves on the board of Sacramento State University Enterprise, Inc., Dignity Health Sacramento Service Region Board, Crocker Art Museum, and most recently the California Bankers Association. He received a Master in Business Administration degree, with an emphasis in Finance. Mr. Fernandez has been a Director of Bancorp and Cathay Bank since January 2013.

Mr. Fernandez brings with him valuable skills and diverse experience, along with a leadership record in the banking industry, all of which should further enhance our Board’s capacity to guide our future growth and development.

Continuing Directors (Class I)

Michael M.Y. Chang is a retired attorney, having practiced law in Los Angeles for 30 years until retiring in 2000. He was the Secretary of Bancorp and Cathay Bank from 2001 to August 2010. Mr. Chang was one of the founders of the Southern California Chinese Lawyers Association. He formerly served as a director of Chinatown Service Center, a community-based Chinese-American health and human services organization in Southern California. He received a Juris Doctor and a Bachelor of Science degree in Accounting. Mr. Chang has been a Director of Cathay Bank since 1983 and of Bancorp since it was formed as a holding company in 1990.

Mr. Chang has been a well-respected attorney in Los Angeles for over 30 years, and the Board benefits from his legal experience and analysis of issues. His participation in the Chinese-American community in Southern California provides knowledge of the local economy, as well as business opportunities for Cathay Bank.

Jane Jelenko was a partner at KPMG LLP, a global audit, tax, and advisory services firm, where she became the first woman consulting partner in 1983, and where she served over 25 years (from 1977 to 2003) in various capacities including the National Industry Director for its Banking and Finance group, a member of the firm’s Board of Directors, and the leader for the firm’s Banking and Investment Services Consulting group. She has also served on the Countrywide Bank board (Audit and Operations Committees), the Los Angeles Area Chamber of Commerce Executive Committee, and the Organization of Women Executives board. She currently serves on the boards of two mutual funds within the SunAmerica Mutual Funds family, and on non-profit boards, including the Music Center of Los Angeles County, Gabriella Education Foundation, and the Constitutional Rights Foundation (emeritus). She received a Master of Business Administration degree in Finance. Also, she has been awarded certification by the UCLA Anderson School of Management’s Director Training and Certification Program. Ms. Jelenko has been a Director of Bancorp and Cathay Bank since January 2012.

Ms. Jelenko brings a fresh perspective as a recently elected member of the Board, along with her extensive managerial and finance experience and community service.

Anthony M. Tang has been an Executive Vice President of Bancorp since 1994 and Senior Executive Vice President and Chief Lending Officer of Cathay Bank since 1998, and has over 30 years of banking experience. He has also been a Trustee and Vice President of Cathay Real Estate Investment Trust since February 2003. Mr. Tang was formerly the Chief Financial Officer and Treasurer of Bancorp from 1990 to 2003. He received a Master of Business Administration degree. Mr. Tang has been a Director of Cathay Bank since 1986 and of Bancorp since it was formed as a holding company in 1990.

Through his service to Cathay Bank in various management capacities for over 25 years, Mr. Tang brings to the Board an in-depth knowledge and understanding of its history and business, as well as extensive knowledge of its operations from a financial and accounting standpoint.

Peter Wu, Ph.D., has been Executive Vice Chairman of the Board and Chief Operating Officer of Bancorp and Cathay Bank since 2003. He has also been the Chairman of the Board of GBC Venture Capital, Inc. since 1997, President and Chief Executive Officer of GBC Venture Capital, Inc. since 2003, and a Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since 2005. Prior to joining Bancorp, Mr. Wu was a co-founder, Chairman of the Board, President, and Chief Executive Officer of General Bank and its publicly-held bank holding company, GBC Bancorp, until they merged with Cathay Bank and Bancorp in 2003. Mr. Wu received a Ph.D. in Mathematics. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Wu provides extensive commercial banking and managerial experience through his executive management positions with GBC Bancorp and General Bank, of which he was a co-founder, and then Bancorp and Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Other Named Executive Officers

Heng W. Chen has been Executive Vice President, Chief Financial Officer, and Treasurer of Bancorp and Executive Vice President of Cathay Bank since 2003, and Chief Financial Officer of Cathay Bank since 2004. He has also been Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust since 2003 and a Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since 2003. Prior to joining Bancorp, Mr. Chen had over 25 years of experience in the areas of finance, accounting, and banking at City National Bank and its publicly-held bank holding company, City National Corporation, and at Price Waterhouse. Mr. Chen was formerly a Certified Public Accountant and received a Master of Business Administration degree.

Irwin Wong has been Executive Vice President and Chief Risk Officer of Cathay Bank since February 2011. Mr. Wong joined Cathay Bank in 1988 as Vice President of Branch Administration, advanced to Senior Vice President of Branch Administration in 1989, and then served as Executive Vice President of Branch Administration from 1998 until February 2011. He has also been a Director and Vice President of Cathay Bank Foundation since 2002, and Chief Financial Officer/Treasurer of Cathay Bank Foundation from 2004 to 2011. Mr. Wong has over 35 years of banking experience. Mr. Wong is active in community organizations and serves as a director of the Junior Achievement of Southern California, the California Council on Economic Education, and the Los Angeles Nashi Hongwanji Buddhist Temple.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance. Our Board has adopted Corporate Governance Guidelines, which, together with our certificate of incorporation, bylaws, and Board committee charters, form the framework of the governance of Bancorp. The Corporate Governance Guidelines and committee charters are available at www.cathaygeneralbancorp.com.

Board and Committee Structure

The directors of Bancorp are also the directors of Cathay Bank and members of certain of its committees. The Board has four standing committees: the Compensation Committee, the Audit and Risk Management Committee, the Nomination and Governance Committee, and the Investment Committee. As discussed below, the Board also has a Lead Independent Director.

Meetings

The Board generally holds regular monthly meetings. Special meetings are called when necessary. During 2012, the Board held 13 meetings. In 2012, each director attended more than 75% percent of the aggregate total number of meetings of the Board held during the period for which he or she has been a director, and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served. It is our policy to invite and strongly encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors, except for Nelson Chung and Jane Jelenko, attended the 2012 annual meeting.

Board Leadership

Dunson K. Cheng has served as both Chairman of the Board and Chief Executive Officer of Bancorp since 1994. The Chairman of the Board sets the agendas and presides at Board meetings and generally takes the lead role in the boardroom. In the absence of the Chairman of the Board, the Executive Vice Chairman presides at Board meetings. Any director may suggest the inclusion of items on the agenda and raise at any Board meeting subjects that are not specifically on the agenda for that meeting. The Board believes that this structure provides clarity of leadership, which is particularly important for financial services firms in the challenging economic environment of recent years, and that Mr. Cheng is uniquely qualified through his experience and expertise to continue leading Bancorp in this dual capacity.

Currently, Patrick S.D. Lee serves as the Lead Independent Director. The Lead Independent Director is elected by the majority of independent directors on an annual basis at the first executive session after the annual stockholders’ meeting, and is charged with the following responsibilities:

•	Presiding at meetings of the independent directors in executive session;

•	Facilitating communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; and

•	Consulting with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

The Board accomplishes much of its governance and oversight role through its Compensation, Audit and Risk Management, and Nomination and Governance Committees that are made up entirely of independent directors, and the chairs of these committees take the lead in matters coming within their purview. In addition, the independent directors meet at least quarterly in executive session. Finally, the Chairman of the Board serves at the pleasure of the Board, and the independent members of the Board (constituting a majority of the directors) can call special meetings if the need arises.

The Board therefore believes that adequate controls exist to mitigate any risks associated with one individual serving in this dual capacity and that, given its size and the nature of its business, Bancorp and its stockholders are currently most advantaged by leaving the roles of Chairman of the Board and Chief Executive Officer combined.

Director Independence

Our Corporate Governance Guidelines provide that the Board shall be comprised of a majority of directors who, in the opinion of the Board, qualify as “independent directors” pursuant to the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). An “independent director” for purposes of the Guidelines means a person other than: (i) an executive officer or employee of Bancorp or its subsidiaries, or (ii) any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board considered relationships, transactions, and/or arrangements with each of its directors, including those disclosed below under “Transactions with Related Persons, Promoters and Certain Control Persons,” and determined that the following seven of its current 12 members are “independent” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Kelly L. Chan, Nelson Chung, Felix S. Fernandez, Jane Jelenko, Patrick S.D. Lee, Ting Y. Liu, and Joseph C.H. Poon.

In addition, the Board has determined that:

•

All directors who serve on the Compensation, Audit and Risk Management, and Nomination and Governance Committees are independent under applicable Nasdaq listing standards and Securities and Exchange Commission (“SEC”) rules, and

•

All members of the Compensation and Audit and Risk Management Committees meet the additional independence requirement that they not directly or indirectly receive any compensation from us other than their compensation as directors.

The independent directors meet in executive session without the presence of any non-independent directors or members of Bancorp’s management on a regularly scheduled basis, but not less than four times a year, in February, May, August, and November. In 2012, the independent directors met five times in executive session.

Risk Management Oversight

The Board is responsible for the oversight of risk management, but it looks to Bancorp’s and its subsidiary Cathay Bank’s management to develop and implement policies, processes, and procedures to appropriately identify, manage, and control risk exposure. The Board’s function is, among other things, to review these policies, processes, and procedures and determine whether they are aligned and integrated with the Board’s corporate strategy and risk tolerance, functioning appropriately, and adequately fostering a culture of risk-adjusted decision making within the organization.

In its oversight role, the Board relies to a large extent on its committee structure. Each of the committees considers the management of risk within the particular area of its responsibility. For example, the Compensation Committee has responsibility for monitoring the performance, and regularly reviewing the design and function, of our incentive compensation plans and arrangements to ensure that they do not encourage executive officers to take unnecessary and excessive risks that threaten our value and do not encourage the manipulation of reported earnings to enhance the compensation of any employee.

The Board has delegated the general responsibility for overall risk management oversight to the Audit and Risk Management Committee. One of its duties is to monitor activities performed by the audit, loan review, and other risk oversight functions, including the review of any significant financial risk exposure and the steps management has taken to monitor and control that exposure. The Audit and Risk Management Committee meets periodically with the Chief Risk Officer, the Chief Internal Auditor, loan review management, and risk management officers of Cathay Bank as warranted. The Chief Internal Auditor of Cathay Bank reports on audit matters directly to Cathay Bank’s Audit Committee, which also evaluates the performance of the Chief Internal Auditor.

Risk management oversight is also provided through an internal risk management committee chaired by Cathay Bank’s Executive Vice President and Chief Risk Officer. This group meets monthly and is responsible for evaluating relevant risk information, implementing appropriate strategies to address risks, and reporting the results to executive management, the Audit and Risk Management Committee, and the Board.

The Board receives regular reports from its committees, including the Audit and Risk Management Committee, regarding their deliberations and actions, as well as a quarterly report from the Chief Risk Officer of Cathay Bank, and regularly discusses and evaluates the risks we are facing and the effectiveness of actions being taken to monitor and control exposure from such risks.

Compensation Committee

The Compensation Committee currently consists of Ting Y. Liu (Chairman), Kelly L. Chan, Patrick S.D. Lee (member since July 2012), and Joseph C.H. Poon. The purpose of this committee is to exercise oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors, the administration of our equity-based compensation plans, and the administration of our incentive and other plans for our executive officers. In addition to its risk management responsibilities as described above, the Compensation Committee has responsibility for: (a) establishing our compensation policies and practices with regard to our Chief Executive Officer and the other executive officers; (b) reviewing and approving, at least annually, goals and objectives with respect to the performance of our Chief Executive Officer and the other executive officers; (c) evaluating, at least annually, the performance of our Chief Executive Officer and the other executive officers in light of the corporate goals and objectives and the performance evaluations; and (d) administering our equity-based compensation plans, including making awards and determining the terms and conditions of awards.

The Compensation Committee met 23 times during 2012, and each committee member attended all meetings, except for Mr. Chan and Mr. Poon, each of whom was absent from one meeting.

The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.cathaygeneralbancorp.com.

As provided by the charter, the Compensation Committee is comprised of at least two members of the Board. Each member of the Compensation Committee is required to be an “independent director” and otherwise qualify as a member of the

Compensation Committee under the Nasdaq listing standards; qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and qualify as an “outside director” under the rules promulgated by the Internal Revenue Service under Section 162(m) of the Internal Revenue Code.

Audit and Risk Management Committee

The Audit and Risk Management Committee currently consists of Kelly L. Chan (Chairman), Jane Jelenko, and Ting Y. Liu. In addition to risk management oversight as described above, this committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors. The Audit and Risk Management Committee met 20 times during 2012. Each committee member attended all of the meetings of this committee, except for Mr. Chan, who was absent from one meeting.

The Board has adopted a written charter for the Audit and Risk Management Committee which is available on our website at www.cathaygeneralbancorp.com. As provided by the charter, the Audit and Risk Management Committee shall be comprised of three or more directors, and its members must meet the requirements of the Nasdaq listing standards, the regulations of the SEC, and the Federal Deposit Insurance Corporation.

The Board conducted a review regarding whether each member of the Audit and Risk Management Committee qualifies as independent and determined that, Mr. Chan, Ms. Jelenko, and Mr. Liu were each “independent” as defined in the Nasdaq listing standards. The Board also conducted a review regarding whether any members of the Audit and Risk Management Committee meet the criteria to be considered an “audit committee financial expert” and determined that Mr. Chan, its Chairman, and Ms. Jelenko each qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933 and the Exchange Act.

The Audit and Risk Management Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit and Risk Management Committee in advance of the performance of the services, provided that the Audit and Risk Management Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit and Risk Management Committee may delegate to a designated member or members of the Audit and Risk Management Committee the authority to approve such services so long as any such approval is reported to the full Audit and Risk Management Committee at its next scheduled meeting. The Audit and Risk Management Committee has not delegated such authority.

Nomination and Governance Committee

The Nomination and Governance Committee currently consists of Joseph C.H. Poon (Chairman), Kelly L. Chan, and Ting Y. Liu. All members of the committee are “independent” as defined in the Nasdaq listing standards. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. In addition, the committee has the following responsibilities with respect to corporate governance: (a) developing and recommending to the Board a set of corporate governance guidelines, reviewing and reassessing as appropriate the adequacy of any corporate governance guidelines adopted by the Board and recommending any proposed changes to the Board; (b) considering any other corporate governance issues that arise, developing appropriate recommendations for the Board, and addressing matters of corporate governance not otherwise delegated to other committees of the Board; (c) serving in an advisory capacity to the Board on matters of organizational and governance structure; (d) overseeing the implementation of the Board’s annual reviews of director independence; (e) developing and recommending to the Board a process to evaluate performance of the Board and its committees, and implementing and overseeing any process adopted; (f) reviewing and reassessing, taking into account the assessments of the relevant committees, the adequacy of the various committee charters and recommending any proposed changes to the Board; and (g) assisting the Board in reviewing our senior management development and succession planning. Nominees for this 2012 annual meeting of stockholders were recommended by this committee and unanimously approved by all of Bancorp’s independent directors.

This committee met 10 times during 2012 and all committee members attended each meeting. The Board has adopted a written charter for the Nomination and Governance Committee which is available on our website at www.cathaygeneralbancorp.com.

The policy of the Nomination and Governance Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination and Governance Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to Perry Oei, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under “Stockholder Proposals for 2014 Annual Meeting of Stockholders” below.

The Board and the Nomination and Governance Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to ensure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit and Risk Management Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

Cathay Bank was founded in 1962 in Los Angeles, California, and is America’s oldest bank founded by Chinese-Americans. Since that time, it has expanded into metropolitan areas of the U.S. that have substantial Chinese-American populations, as well as establishing a branch in Hong Kong and a representative office in Shanghai and in Taipei. To better serve its customers, many of Cathay Bank’s employees speak both English and one or more Chinese dialects or Vietnamese. As Cathay Bank has grown and expanded, the Board and the Nomination and Governance Committee have been considering greater diversity for the Board, in terms of race, gender, national origin, geography, skills, experience, and/or expertise. While there is no specific policy in place with respect to diversity, a conscious effort has been made, and will continue to be made, to add to the Board otherwise qualified individuals who are representative of diverse backgrounds and experiences.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to nominate a director or fill a new position or vacancy on the Board. At the request of the Board, the Nomination and Governance Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm.

The process begins with the Nomination and Governance Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination and Governance Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step is for the candidate to meet with all members of the Board.

Following these meetings, and using the input from such interviews and the information obtained by the Nomination and Governance Committee, the Nomination and Governance Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination and Governance Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

Investment Committee

The Investment Committee consists of Dunson K. Cheng (Chairman), Michael M.Y. Chang (member until August 2012), Thomas C.T. Chiu, Joseph C.H. Poon, and Peter Wu. This committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank. The Bancorp Investment Committee met four times during 2012 and all committee members attended each meeting.

Compensation of Directors

The directors of Bancorp are also the directors of Cathay Bank’s board of directors (“Bank Board”) and members of certain of its committees. For 2012, each director who was not also a full-time officer of Bancorp or Cathay Bank was paid an annual retainer of $50,000 payable on a monthly basis in cash. In addition, each director who is not also a full-time officer of Bancorp or Cathay Bank received a fee of $750 for each Board, Bank Board, or committee meeting, or executive session of independent directors attended. Board and Bank Board meetings that are held on the same day count only as one meeting. Similarly, in 2012, meetings of the Audit and Risk Management Committee and Cathay Bank’s

Audit Committee held on the same day counted as a single meeting for the purposes of the meeting attendance fee as did such meetings of Bancorp’s and Cathay Bank’s respective Investment Committees. In March 2013, the policy was changed prospectively as to the Audit and Risk Management Committee and Cathay Bank’s Audit Committee meetings, which will count as separate meetings. In addition, the following monthly retainers were paid: $1,000 to the Lead Independent Director of Bancorp, $1,000 to the chair of the Audit and Risk Management Committee, and $500 to the chair of all other Board or Bank Board committees other than the chairs of Cathay Bank’s Audit Committee and Cathay Bank’s Investment Committee, who only received retainers for their service as the respective chairs of Bancorp’s Audit and Risk Committee and Bancorp’s Investment

Committee. Bancorp and Cathay Bank reimburse directors for out-of-pocket expenses incurred in attending meetings of the boards and committees and in traveling on company business. The Compensation Committee advises the Board on director compensation.

Our Corporate Governance Guidelines provide that directors should hold shares of our common stock with a value equal to two times the amount of the annual retainer paid to directors as of the later of the date of adoption by the Board of the Guidelines (March 15, 2012) or the date the director is elected to the Board. They further provide that directors should achieve such holdings within five years of joining the Board or, in the case of directors serving at the time the Guidelines were adopted, within five years of the date of adoption of the Guidelines.

Director Compensation

The following table sets forth for 2012 a summary of the compensation paid to all directors who were not also a Named Executive Officer.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards 1/ ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Kelly L. Chan	117,000	—	—	—	—	—	117,000
Michael M.Y. Chang	109,500	—	—	—	—	—	109,500
Thomas C.T. Chiu	96,000	—	—	—	—	—	96,000
Nelson Chung	73,500	—	—	—	—	—	73,500
Jane Jelenko	87,750	—	—	—	—	—	87,750
Patrick S.D. Lee	127,750	—	—	—	—	—	127,750
Ting Y. Liu	117,750	—	—	—	—	—	117,750
Joseph C.H. Poon	108,000	—	—	—	—	—	108,000
Thomas G. Tartaglia 2/	7,166	—	—	—	—	—	7,166

1/

No stock options were granted in 2012. The aggregate number of options outstanding as of the close of December 31, 2012, for each named director is as follows: Mr. Chan—25,300, Mr. Chang—25,300, Dr. Chiu—10,500, Mr. Chung—7,000, Mr. Lee—25,300, Mr. Liu—10,500, and Mr. Poon—25,300.

2/	Mr. Tartaglia served on the Board until his passing in January 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) is intended to provide information relevant to an understanding of our executive compensation program and decisions regarding the compensation of the executive officers identified in the Summary Compensation Table in “Remuneration of Executive Officers” below (the “Named Executive Officers”). It may contain some statements regarding thresholds, targets, and goals for future individual and company performance. These are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of our financial results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Overview and Objectives of Our Executive Compensation Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals.

We seek to implement this policy, in part, through our executive compensation program. We believe that an effective executive compensation program is one in which executive officers receive compensation that is competitive with the practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance and does not encourage the taking of unnecessary and excessive risks or encourage the manipulation of reported earnings. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards achievement of our business goals.

Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and equity-based incentive compensation that rewards performance as measured against the achievement of our annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components, all of which are intended to work together to help fulfill the objectives of our compensation policy, which are:

•	to attract, motivate, and retain capable executive management and other key personnel;

•	to optimize the individual performance of our executive officers and our financial and operating performance;

•	to align the interests of our executive officers with those of our stockholders;

•	to ensure that we are not unnecessarily exposed to risks or to the manipulation of our reported earnings; and

•	to provide incentives that are commensurate with prudent risk taking and link specific performance to the overall quality and sustainability of our performance and profitability.

We seek to combine these components, which are described below, in such a way as to best achieve these objectives.

2012 Financial Performance

The following are highlights of our financial performance for the year 2012:

•	Net income increased $17.2 million to $117.4 million for the year ended December 31, 2012, compared to net income of $100.2 million for the year ended December 31, 2011.

•	Commercial loans increased $258.8 million to $2.1 billion at December 31, 2012, compared to $1.9 billion at December 31, 2011.

•	Residential mortgage loans increased $174.0 million to $1.1 billion at December 31, 2012, from $972.3 million at December 31, 2011.

•	Non-performing assets decreased $149.7 million to $150.9 million at December 31, 2012, from $300.6 million at December 31, 2011.

•	Net charge-offs decreased $51.5 million to $14.7 million for the year ended December 31, 2012, from $66.2 million for the year ended December 31, 2011.

Elements of Our Executive Compensation Program

For 2012, our executive compensation program for the Named Executive Officers, including our Chief Executive Officer and our Chief Financial Officer, consisted of the following components:

•	base salary;

•	salary stock;

•	long-term restricted stock units;

•	retirement benefits provided under (i) an employee stock ownership plan for employees who met their eligibility requirements prior to January 2003 and (ii) a 401(k) plan;

•	life insurance and the same medical, dental, and disability benefits as provided generally to other Cathay Bank employees; and

•	perquisites and other personal benefits.

Each of these components serves as a means to achieve one or more of the objectives of our executive compensation program. We do not follow rigid formulas for allocating compensation among these various components. Instead, we utilize our judgment guided by the general principles of our executive compensation policy as well as consideration of our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. We believe this flexible approach optimizes our ability to deal with the changing business environment.

TARP Compensation Standards

As a result of our participation in the Capital Purchase Program portion of the United States Department of the Treasury’s (the “U.S. Treasury”) Troubled Assets Relief Program (the “TARP Capital Purchase Program”), we became subject to certain standards for executive compensation and corporate governance in accordance with the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery Reinvestment Act of 2009, and the rules and regulations thereunder (the “EESA”). These standards generally apply to the principal executive officer, principal financial officer, and the three next most highly compensated executive officers (the “senior executive officers”) and up to 20 of the next most highly compensated employees during the period in which any obligation arising from financial assistance under the TARP Capital Purchase Program remains outstanding, disregarding any warrants to purchase common stock that the U.S. Treasury may hold (the “TARP Period”).

These standards under the EESA include:

•	ensuring that incentive compensation for senior executive officers does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•	clawback of any bonus or incentive compensation based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•

prohibition on making “golden parachute payments” (defined as any payment for the departure from employment for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued, including the acceleration of vesting due to the departure or the change in control event, as applicable) to the senior executive officers and the five next most highly-compensated employees;

•

prohibition on the payment or accrual of any bonus, retention award, or incentive compensation specified in the EESA, other than certain long-term restricted stock or restricted stock units permitted thereunder, provided that the value of any such award may not exceed one-third of the employee’s annual compensation as determined for the fiscal year of the award, the award shall vest and be transferable only in accordance with the terms of the EESA, and the employee must provide services for at least two years after the date of the grant for the long-term restricted stock or restricted stock units to vest;

•	prohibition on the payment of tax “gross-ups” (defined as any reimbursement of taxes owed with respect to any compensation);

•	an agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each of the senior executive officers;

•	making reasonable efforts to limit any unnecessary risks that employee compensation plans pose to the organization; and

•	elimination of any features in employee compensation plans that would encourage the manipulation of reported earnings to enhance the compensation of any employee.

We have incorporated these standards into our executive compensation program. Our Named Executive Officers have each agreed to voluntarily waive any claim against the U.S. Treasury or Bancorp and Cathay Bank for any changes to their compensation or benefits that are required in order to comply with the EESA during the TARP Period.

Base Salary

We provide executive officers and other employees with a base salary to compensate them for services rendered during the year and to attract, motivate, and retain them. The Compensation Committee does not apply any fixed formula for setting base salaries for our Named Executive Officers. Instead, the Compensation Committee considers a wide range of factors. In particular, the Compensation Committee will consider our overall financial and operating performance and profitability, and its evaluation of each Named Executive Officer’s individual performance and contribution toward this overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighting, with reference to financial factors such as net income, earnings per share, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits.

The evaluation of each Named Executive Officer’s individual performance is largely subjective and involves consideration of such factors as the significance of the Named Executive Officer’s services, level of responsibility, any changes to those responsibilities, and the achievement of individual loan production or deposit goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. As part of this evaluation, the Compensation Committee may consider the Named Executive Officer’s individual skills, experience, length of service, and compensation levels in past years, not only in relation to the individual’s performance in those years compared with the current year, but also in relation to competitive employment opportunities for that individual. Consideration is also given to changes in the cost of living.

The Compensation Committee also takes into consideration the base compensation of executive officers in equivalent positions at banks and bank holding companies considered to be similar to Cathay Bank and Bancorp. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in making our decisions about compensation. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our executive compensation program.

Salary levels are typically considered in April as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer upon a promotion or change in job responsibility or for special retention purposes. The Compensation Committee does not set any target range or apply any formulas or any particular minimum or maximum percentages. Instead, it considers the base salary increases on a case-by-case and year-by-year basis applying the factors set forth above. However, the Compensation Committee takes into consideration the compensation history of the Named Executive Officers and will observe past ranges for reference and guidance without being bound or limited by them.

Cash Bonus

Although no cash bonuses have been paid to our Named Executive Officers for the last three fiscal years, the cash bonus component of our executive compensation program can serve as an incentive and reward for the achievement of our business goals and as a means to attract, motivate, and retain our Named Executive Officers.

Under the compensation standards of the EESA, the only form of bonus, incentive compensation, and retention arrangements we are permitted to award our Named Executive Officers are certain long-term restricted stock or restricted stock units permitted under the EESA. Accordingly, the Compensation Committee will not consider its Named Executive Officers for cash bonuses until after the TARP Period.

Salary Stock

The compensation standards under the EESA that are applicable to financial institutions participating in the TARP Capital Purchase Program permit an arrangement under which an employee can receive salary in the form of stock (so-called “salary stock”), so long as the stock is not subject to a substantial risk of forfeiture (as defined) or other future period of required services, the amount is determinable as a dollar amount through the date such compensation is earned (for example, an agreement that salary payments will be made in stock equal to the value of the cash payment that would otherwise be due), and the amount of stock accrues at the same time or times as the salary or other permissible payments would otherwise be paid in cash.

The compensation standards under the EESA further provide that the salary stock may be made subject to holding periods or transferability restrictions, such as not permitting the stock to be transferred for a specified number of years, until a specified event occurs (such as the employee’s retirement, or a specified number of years after an employee’s retirement, or other termination of employment), or until certain amounts of the financial assistance under the TARP Capital Purchase Program have been repaid.

Since June 2012, the Compensation Committee has used salary stock as a form of compensation that helps to align the interests of our Named Executive Officers with those of our stockholders through stock ownership, helps us to retain our executive officers through payment of competitive total compensation, and recognizes our executive officers for our financial and operational performance, all in a manner consistent with the compensation standards under the EESA. In June 2012, the Compensation Committee adjusted the annual base salaries of the Named Executive Officers for the remainder of 2012, and in December 2012 it adjusted the annual base salaries of the Named Executive Officers for 2013, with the amount of the adjustment being payable as salary stock.

Equity Incentive Compensation

Incentive Plans. Bancorp has two plans under which it has issued equity awards to its directors and employees (including Named Executive Officers) and to directors and employees of Cathay Bank. These plans are designed to strengthen Bancorp by providing selected employees and directors an opportunity to participate in our future by offering them the right to acquire our common stock. They also serve as incentive and reward for the achievement of our long-term business goals and as a means to attract, motivate, and retain key personnel.

Our 1998 Incentive Plan authorized awards that could result in the issuance of Bancorp’s common stock. All awards granted under this plan have been in the form of nonstatutory stock options. Upon stockholder approval of the 2005 Incentive Plan in May 2005, we ceased granting awards under the 1998 Incentive Plan, but options previously granted under this plan remain exercisable.

Our 2005 Incentive Plan permits us to grant stock options (both incentive stock options designed to comply with Internal Revenue Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including shares, restricted stock units, stock appreciation rights, and other similar awards), and cash awards. The purpose of granting awards under the 2005 Incentive Plan is to compensate eligible participants for their contributions to our business and to encourage them to exert maximum efforts for our success by providing them, in the case of options and stock awards, an opportunity to benefit from increases in the value of our common stock and thereby aligning the interests of the participants with those of our stockholders. For a discussion of consideration being given to the type of awards to be made under our 2005 Incentive Plan, see “Accounting for Stock-Based Compensation” below.

The Compensation Committee has authority to determine the number and type of equity awards for executive officers and all other employees of Bancorp and Cathay Bank. Awards are generally based on a subjective analysis of the individual’s performance based on, without any particular weighting, such factors as the following: the individual’s title and level of responsibility; the internal annual performance evaluation rating given by that individual’s immediate supervisor, which is based on subjective and qualitative evaluations of job knowledge, job skills, performance of duties, professional attributes, management skills, customized annual goals or special projects, and adherence to our policies; the length of service and the nature of that individual’s job functions; and the perceived contributions of that individual to our overall performance and profitability. For purposes of awarding equity compensation, our overall performance and profitability is determined with reference to such factors as the following, without any quantified targets or particular weighting: net income, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits. Without benchmarking, and for general reference purposes only, the Compensation Committee also will consider the size of awards made in the past to each individual and also generally refer to the size of awards made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

Awards generally have been made on an annual basis at fixed meeting dates that are specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Compensation Committee. All awards of stock options are made at or above the fair market value of our common stock as quoted on the Nasdaq

Global Select Market on the date the option is granted (incentive stock options granted to employees who are also 10% stockholders, if any, must have an exercise price equal to at least 110% of the fair market value of the stock on the date of the award). The fair market value of our common stock is determined generally as the closing price of the common stock on the date the option is granted. We may substitute or assume options with exercise prices equal to less than 100% of the fair market value of the underlying option shares on the date of grant in connection with an acquisition of another company. Outstanding options may not be repriced to reduce the exercise price without stockholder approval.

Since we became a participant in the TARP Capital Purchase Program, we have been unable to grant options or other forms of incentive compensation to our Named Executive Officers other than certain long-term restricted stock or restricted stock units permitted under the EESA, which provides that the value of any such grant may not exceed one-third of that employee’s annual compensation as determined for the fiscal year of the award, the award shall vest and be transferable only in accordance with the terms of the EESA, and the employee must provide services for at least two years after the date of the grant for the long-term restricted stock or restricted stock units to vest. In both 2011 and 2012, the Compensation Committee granted such long-term restricted stock units to our Named Executive Officers. These grants were made twice a year, in March and December of 2011 and in May and December of 2012.

Equity Award Guidelines. The Compensation Committee also observes the following guidelines with regard to stock awards and the grant of options under the 2005 Incentive Plan:

•

The period of vesting of any stock award shall not be less than three years, except to the extent that (a) the period of vesting of a stock award is at least one year and the award is performance based, (b) the stock award is made by a committee composed entirely of independent directors and the number of shares covered by all awards with a period of vesting of less than three years does not exceed 10% of the total number of shares authorized for grant or award, or (c) the stock award is made by a committee composed entirely of independent directors, constitutes an employment inducement award for a new hire and does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan;

•

Restriction periods of any stock awards shall not be waived except to the extent that (a) the waiver is made by a committee composed entirely of independent directors and the number of shares covered by all awards as to which such waivers apply does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan, (b) the waiver is in connection with a change in control as defined in the 2005 Incentive Plan, or (c) the waiver is made by a committee composed entirely of independent directors as a result of disability or other extenuating circumstances pertaining to the awardee; and

•

All grants of options and stock awards to non-employee directors shall be on a fixed or formulaic (rather than discretionary) basis, except if the grant or award is made by a committee composed entirely of independent directors and the number of shares covered by all grants and awards on a discretionary basis to non-employee directors does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan.

Retirement and Other Benefits

We have an employee stock ownership plan and a 401(k) plan to provide our employees an opportunity to save for retirement in a tax efficient manner. Our Named Executive Officers are eligible to participate in these plans on the same terms as our other employees.

Under our Cathay Bank Employee Stock Ownership Plan (the “ESOP”), as amended and restated from time to time, we can make annual contributions to a trust (the “Trust”) in the form of either cash or common stock for the benefit of eligible employees and to pay administration expenses. In prior years, our Board determined the amount of the annual contribution to the Trust in light of our earnings in the prior plan year and such contributions were made in cash. The cash contributed to the Trust has been invested by its trustees in shares of our common stock. Each participant’s benefits under the ESOP consist of cash (or cash equivalents) and shares of common stock allocated to the participant. We have not made a contribution since 2003, and we do not plan to make a contribution in 2013.

Salaried employees of Cathay Bank who have completed three months of service and have attained the age of 21 are eligible to participate in a 401(k) Profit Sharing Plan. During 2012, Cathay Bank matched 100% of the participant’s contribution up to 2.5% of the participant’s eligible compensation per pay period. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service, and from then on at an increment of 25% each year until 100% is vested after five years of service.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation in favor of our executive officers or directors and that are available generally to all salaried employees.

Perquisites and Other Personal Benefits

We provide our Named Executive Officers with perquisites and other personal benefits that the Board and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers. Currently, these perquisites consist of automobile expenses and club memberships. For 2012, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each.

The Board has adopted an Excessive and Luxury Expenditure Policy that prohibits excessive or luxury expenditures on any of the following to the extent such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar reasonable measures conducted in the normal course of our business operations:

•	entertainment and events;

•	office or facility renovations;

•	aviation or other transportation services; and

•	other similar items, activities, or events for which we may reasonably anticipate incurring expenses, or reimbursing an employee for incurring expenses.

This policy contains standards that identify the types or categories of expenditures which are prohibited; identify the types or categories of expenditures for which prior approval is required; provide reasonable approval procedures under which an expenditure requiring prior approval may be approved; require Chief Executive Officer certification that the approval of any expenditure requiring the prior approval of any Named Executive Officer, any executive officer of a substantially similar level of responsibility, or the Board or Board committee was properly obtained with respect to each such expenditure; require the prompt internal reporting of violations to the Compensation Committee; and mandate accountability for adherence to the policy. A copy of this Excessive and Luxury Expenditure Policy is available at www.cathaygeneralbancorp.com.

Establishing Our Executive Compensation

Role of Compensation Committee

The Compensation Committee, which is comprised of independent directors, exercises oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors. For information relating to the composition and responsibilities of the Compensation Committee, see “Compensation Committee” under “Board of Directors and Corporate Governance” above.

The Chief Executive Officer and the Compensation Committee review the performance of each Named Executive Officer (other than the Chief Executive Officer) and all other executive officers. The conclusions reached and recommendations made based on these reviews, which include salary adjustments and equity award amounts, are then taken into account by the Compensation Committee as it makes decisions about compensation of the Named Executive Officers and other executive officers.

With respect to the Chief Executive Officer, the Compensation Committee reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance against those objectives, and approves the Chief Executive Officer’s compensation based on that evaluation. The Chief Executive Officer does not participate in any deliberations or voting regarding his own compensation.

The Compensation Committee has the authority to retain or obtain the advice of a compensation consultant, legal counsel, or such other advisor as it, in its sole discretion, deems necessary or advisable to assist it in carrying out its responsibilities. The Compensation Committee is responsible for the appointment, compensation, and oversight of the work of any such compensation consultant or other advisor. Before selecting an advisor or receiving advice, other than from our inhouse counsel, the Compensation Committee makes inquiry and assesses the responses to determine whether there are any potential conflicts of interest. In making its determinations with respect to compensation, the Compensation Committee also has access to and seeks input from senior management, the Lead Independent Director, and other directors, as well as receiving administrative support and advice from the General Counsel, the Director of Human Resources of Cathay Bank, and representatives of other departments of Cathay Bank.

Compensation Consultant

In June 2012, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“FWC”) as a compensation consultant. FWC reports directly to the Compensation Committee. Management has not retained its own compensation consultant. The Compensation Committee has conducted an inquiry and assessment with respect to FWC, and determined that it is independent of management, provides no other services to us or to management, has in place policies and procedures designed to prevent conflicts of interest, and has no conflicts of interest in acting as a compensation consultant to the Compensation Committee.

As part of its engagement, FWC informs the Compensation Committee on practices and trends in executive compensation in the banking sector.

Specifically, FWC was engaged to assist the Compensation Committee in (a) designing a post-TARP Period compensation plan for certain of our executive officers that can meet the requirements of Section 162(m) of the Internal Revenue Code, (b) structuring our post-TARP Period equity compensation program among restricted stock, stock options, stock performance shares or other forms of equity compensation, (c) assessing whether our incentive compensation program will be commensurate with prudent risk taking and links specific performance to the overall quality and sustainability of our performance and profitability, and (d) preparing the CD&A in this proxy statement.

The Compensation Committee did not use the services of FWC or any other compensation consultant in determining the form or amount of compensation for our executive officers for 2012.

Compensation Decisions for Named Executive Officers

During 2012, the Compensation Committee held 23 meetings to discuss, review, and/or deliberate about our compensation program and the appropriate levels of compensation for the Named Executive Officers. As discussed in this CD&A and elsewhere in this proxy statement, the Compensation Committee, consistent with its charter and the objectives of our compensation program, reviewed and considered relevant information available to it in making its compensation decisions.

While our policies and decisions with respect to our Named Executive Officers are not materially different than for our other executive officers, the Compensation Committee is not precluded from taking into account exceptional circumstances when making its decisions so long as those policies and decisions are believed to be in our best interests and those of our stockholders. In the case of our Chief Executive Officer, the greater relative size and range of his total compensation reflect his length of service, his critical role as the key person responsible for our earlier expansion and growth, and his leadership in guiding us through the recession and financial crisis of recent years back to profitability.

In April 2012, decisions were made by the Compensation Committee with respect to the level of annual base salaries for the Named Executive

Officers. Minor adjustments of between 2.09% and 3.20% were made in the annual base salaries, other than that for Mr. Cheng, which remained unchanged.

In June 2012, the Compensation Committee increased the annual base salaries of our Named Executive Officers for the period June 1, 2012, through December 31, 2012, to be payable as salary stock. The additional base salary amounts were $565,000 for Mr. Cheng, $245,000 for Mr. Wu, $135,000 for Mr. Tang, $135,000 for Mr. Chen, and $95,000 for Mr. Wong, ranging from 36% to 57% of their annual base salaries.

The amount of the increase in the base salaries was paid partly in fully-vested, non-forfeitable shares of our common stock pursuant to our 2005 Incentive Plan on each payroll date for the pay periods beginning June 1, 2012, and ending December 31, 2012, with the number of shares being equal to the additional base salary amount payable for each pay period, divided by the closing price of our common stock as reported on Nasdaq, and partly in cash to satisfy tax withholding.

In December 2012, the Compensation Committee increased the annual base salaries for each of our Named Executive Officers for the period January 1, 2013, through December 31, 2013, and awarded salary stock on the same basis as in June 2012, but payable on each payroll date for the pay periods beginning January 1, 2013, and ending December 31, 2013. The additional base salary amounts are $1,060,000 for Mr. Cheng, $420,000 for Mr. Wu, $231,428 for Mr. Tang, $231,428 for Mr. Chen, and $162,857 for Mr. Wong, ranging from 62% to 106% of their annual base salaries.

The salary stock may not be sold or transferred (except in the case of death or permanent disability) during the TARP Period. In addition, the Compensation Committee may, in its sole discretion and without the executive officer’s consent, at any time, terminate, suspend, or modify the obligation to pay the additional base salary amounts and salary stock awards, provided that the executive officer’s rights to stock previously issued are not materially and adversely affected. This will permit the Compensation Committee to reevaluate the components of our compensation program after the TARP Period and, if it chooses, to discontinue the use of salary stock.

In awarding salary stock, the Compensation Committee discussed, among other things, the tax treatment and cost, the equity compensation and total annual compensation of the executive officers for 2012, the equity compensation and total annual compensation paid to executive officers of other financial institutions, our financial condition and projected financial performance for 2012, and our objectives and compensation practices. In determining the appropriate level of salary stock for each Named Executive Officer, the Compensation Committee reviewed and assessed the individual’s skills, responsibilities, performance, and contributions.

The Compensation Committee granted long-term restricted stock units in May 2012 and, after evaluating our financial performance for the year, again in December 2012. The long-term restricted stock units represent a contingent right to receive one share of our common stock for each unit, were valued on the basis of the closing price of our common stock on the date of grant, and vest on the second anniversary of the date of grant, or earlier in the event of death or disability. Upon vesting, the shares are issued, but transfer of the shares is restricted until certain amounts of the TARP Capital Purchase Program financial assistance have been repaid, except to the extent necessary to satisfy tax withholding. The total value of the long-term restricted stock units granted in May 2012 and December 2012 to the Named Executive Officers amounted to approximately 50% of the 2012 base salaries of each of the Named Executive Officers.

In granting long-term restricted stock units, the Compensation Committee discussed, among other things, the limitations of the EESA, the terms and purposes of the proposed grants, the methodology for calculating the size of the grants, our financial condition and estimated financial results for 2012, safety and soundness and risk management considerations, paying for performance, our compensation practices, the compensation of executive officers at other banks and bank holding companies, the perceived views of our stockholders and expectations of our executive officers, and alternatives to granting long-term restricted stock units.

Additional Information Relating to Executive Compensation

Ownership Guidelines

We do not require that each Named Executive Officer maintain a minimum ownership interest in our stock.

Compensation Recovery Policy

As a result of our participation in the TARP Capital Purchase Program, we have agreed that any bonus or other incentive compensation we pay to our Named Executive Officers during the TARP Period are subject to recovery (or “clawback”) if such payments were made based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. The recovery period is unlimited. We believe the principles of a clawback in the event of materially inaccurate financial or performance data are consistent with our compensation philosophy, which ties compensation to our financial and operating performance and the overall increase in stockholder value, and which does not encourage the taking of unnecessary and excessive risks that could threaten the value of Bancorp or encourage the manipulation of reported earnings to enhance the compensation of any employee. Each of our Named Executive Officers has specifically agreed to the provisions of the clawback.

Control Agreements

The Board desires to promote stability and continuity of senior management and to help align their interests with those of our stockholders in the event of a change in control or potential change in control of Bancorp. Accordingly, we entered into Change of Control Employment Agreements (the “Control Agreements”) with each of our Named Executive Officers and certain other senior officers of Cathay Bank in November 2006. These Control Agreements were amended and restated in December 2008 to comply with Section 409A of the Internal Revenue Code. We believe that these agreements help to ensure that our key officers will remain fully engaged during a change in control or potential change in control. The Control Agreements provide for enhanced severance benefits in the event of a voluntary termination of employment for “good reason” or involuntary termination other than for “cause” following a “change in control.” Based on a review of information generally available to the public and the advice of outside legal counsel, the Board determined that these arrangements were competitive and reasonable. The Control Agreements do not influence our decisions surrounding the Named Executive Officer’s cash and equity compensation.

As a result of our participation in the TARP Capital Purchase Program, we have agreed to prohibit any “golden parachute payment” to any of our Named Executive Officers and each of the five next most highly-compensated employees during the TARP Period. In addition, pursuant to a memorandum of understanding entered with the Federal Reserve Bank of San Francisco (“FRB”) in December 2009, among other things, Bancorp agreed to notify the FRB prior to effecting certain changes to our senior executive officers and Board and is limited and/or prohibited, in certain circumstances, in its ability to enter into contracts to pay and to make golden parachute severance and indemnification payments. Cathay Bank was previously subject to similar limitations imposed in its March 2010 memorandum of understanding with the Federal Deposit Insurance Corporation and the California Department of Financial Institutions, but this memorandum of understanding was terminated in November 2012. For a more detailed discussion of the severance benefits, the events that would trigger payment of severance benefits, and the Control Agreements in general, see “Potential Payments Upon Termination or Change in Control” below.

Risk Assessment

As a result of our participation in the TARP Capital Purchase Program, our Compensation Committee meets with our senior risk officers to ensure that the Named Executive Officers’ incentive compensation arrangements do not encourage such officers to take unnecessary and excessive risks that threaten our value. Accordingly, in February, June, and October of 2012, our Compensation Committee met with Bancorp’s and Cathay Bank’s senior risk officers to evaluate the risks, both long-term and short-term, that we face. As part of this evaluation, our Compensation Committee identified risks inherent in our business, including credit risk, market risk, liquidity risk, operations risk, legal/compliance risk, and reputation risk. These and other risks are described in our Annual Report on Form 10-K. The Compensation Committee then reviewed our incentive compensation arrangements to ensure that such arrangements do not encourage our Named Executive Officers to take any unnecessary or excessive risks that threaten our value, to identify features that could pose risks to Bancorp and limit those features to ensure that Bancorp is not unnecessarily exposed to risks, and to eliminate any features that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

Say on Pay/Response to 2012 Vote

Our Board has been annually submitting to our stockholders a proposal to approve, on an advisory (non-binding) basis, our executive compensation. At the 2012 annual meeting of stockholders 93.7% of the votes cast were in favor of approving this proposal. While the Compensation Committee was aware of and considered the results of the advisory vote on executive compensation, the results have not affected its executive compensation decisions and policies.

Pledging and Hedging Policy

Our Board has adopted a policy that prohibits, unless advance approval has been obtained from the Board, all directors and executive officers (including the Named Executive Officers) from holding our securities in a margin account or otherwise pledging or hypothecating our securities as collateral for a loan, entering into hedging or monetization transactions or similar arrangements with respect to our securities, or engaging in certain other speculative trading in our securities.

Deductibility of Executive Compensation

As part of its responsibilities, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain employees. This limitation does not apply, however, to “performance-based compensation” that is payable due to the attainment of one or more preestablished performance goals, the material terms of which have been approved by the stockholders in advance of payment. As a result of our participation in the TARP Capital Purchase Program in December 2008, we have not been able to deduct compensation paid to any of our Named

Executive Officers in excess of $500,000, and the exemption for performance-based compensation is not available during the TARP Period. For additional information regarding the deductibility of executive compensation, see “Proposal Two—Reapproval of the Material Terms for the Award of Performance-Based Compensation under our 2005 Incentive Plan” below.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have one deferred compensation arrangement with Dunson K. Cheng, our Chief Executive Officer, under an agreement effective November 23, 2004. For details regarding the deferral agreement, see “Nonqualified Deferred Compensation” below.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) (formerly known as FASB Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment) on a modified prospective basis. FASB ASC Topic 718 requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

Under the 2005 Incentive Plan, we are permitted to issue both incentive stock options and nonstatutory stock options. However, historically we have elected to award only nonstatutory stock options because we believed that the tax benefits to the company outweighed the potential tax benefits of incentive stock options to our employees. Generally, nonstatutory stock options entitled us to a deduction at the time the options are exercised and in the same amount as the optionee’s taxable income, calculated as the excess of the fair market value of the shares over the exercise price. In the case of incentive stock options, we would be entitled to a deduction equaling the amount of the optionee’s taxable income as calculated above, but only if shares were sold within one year of exercise or two years of grant.

With the adoption of FASB ASC Topic 718, the accounting treatment for all forms of stock options changed, thereby prompting us to review the relative merits of nonstatutory stock options. As a result of this review, we have awarded shares of restricted stock or restricted stock units to employees eligible under the 2005 Incentive Plan either in place of or in combination with nonstatutory stock options.

A desirable feature of restricted stock and restricted stock units is that they permit us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock and restricted stock units provide an equally motivating form of incentive compensation as stock options, and we will weigh the costs of restricted stock, restricted stock units, and nonstatutory stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price rises over the term of the award. Restricted stock and restricted stock units serve to reward and retain executive officers through shares valued at the current price on the date the restriction lapses.

As discussed above, under the regulations applicable to participants in the TARP Capital Purchase Program, the only form of bonus, incentive compensation, and retention awards we are currently permitted to award to our Named Executive Officers and the 10 next most highly-compensated employees are certain long-term restricted stock or restricted stock units. A combination of restricted stock, restricted stock units, and, after the TARP Period, nonstatutory stock option grants should continue to effectively serve our objectives of incentivizing our executive officers to focus on delivering long-term value to our stockholders while providing value to our executive officers through equity awards.

Compensation Committee Interlocks and Insider Participation

No person who was a member of the Compensation Committee during 2012 had any relationships requiring disclosure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012.

As described in the CD&A, the compensation program for the Named Executive Officers and other Cathay Bank employees in recent years consisted primarily of base salary and equity compensation. The base salaries of the Named Executive Officers are determined each year on a case-by-case basis and in 2012 included salary stock as described above. For 2012, we did not pay cash bonuses, but did award long-term restricted stock units within the meaning of the EESA to our Named Executive Officers as described above. These grants were awarded in accordance with the regulations applicable to participants in the TARP Capital Purchase Program, as described in the CD&A, which require that the only form of bonus, incentive compensation, and retention awards we are currently permitted to award to our Named Executive Officers and the 10 next most highly-compensated employees are long-term restricted stock or restricted stock units, provided that the value of such award may not exceed one-third of that employee’s annual compensation as determined for the fiscal year of the award and that the award shall vest and be transferable only in accordance with the terms of the EESA.

Generally we believe that by using a combination of base salary, cash bonus, and equity compensation, our compensation program avoids encouraging the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Bancorp. We also believe that such risk is mitigated by the variable factors we take into account in making our compensation decisions. We believe that an appropriate mix of total compensation comprised of fixed base salaries and discretionary cash bonuses, stock options, and restricted stock or restricted stock units, can strike an appropriate balance between short- and long-term risk and reward, and ultimately drive appropriate and desired results consistent with Bancorp’s overall growth strategy and risk profile. Accordingly, we seek to balance base salary and equity compensation for Named Executive Officers and to not cause base salary to be disproportionately low compared with equity compensation. Also, subject to the limitations of the EESA, we mix service-based and performance-based equity awards that include stock options, restricted stock, and restricted stock units. We believe this approach is reasonable given Bancorp’s business objectives and is comparable to programs used by other banks and bank holding companies within a range similar in assets and market capitalization.

We also seek to discourage the Named Executive Officers from taking unnecessary and excessive risks by having base salary, cash bonus, and equity compensation determinations made on the basis of variable factors in our discretion as described in the CD&A. We endeavor to set realistic performance goals because we believe that setting goals that are unattainable could encourage excessive risk taking to achieve those goals. We also want to be comfortable that the maximum payout opportunity under the best performance scenario is both reasonable and not likely to motivate excessive risk taking. We believe the use of variable metrics and subjecting compensation decisions to qualitative evaluation serve to minimize the potential for excessive risk taking. Formula-based metrics focused solely on quantitative returns may encourage increased risk taking in singular pursuit of specific objectives for individual enrichment without due regard for the long-term welfare of Bancorp and the interests of our stockholders.

By avoiding strict formula-based quantitative measures, our compensation program seeks to reduce the potential for manipulation of specific quantitative results and affords us the flexibility to look beyond specific quantitative metrics and assess the quality of the financial results and their effect on the long-term objectives and welfare of Bancorp and the interests of our stockholders. Under this flexible approach, we can further measure relative performance against industry averages or other performance objectives rather than on absolute returns. For example, even though net income of Bancorp was used in years prior to the TARP Period to determine cash bonus awards for Dunson K. Cheng and Peter Wu, we had the right to reduce the awards or to eliminate the cash bonuses altogether in our sole discretion even if the minimum net income metrics had been achieved.

In accordance with the EESA, further measures have been taken to limit features in the compensation arrangements that could lead the Named Executive Officers to take unnecessary and excessive risks, unnecessarily expose Bancorp to risks, or encourage the manipulation of our reported earnings to enhance the compensation of an employee. Specifically, we amended our compensation program to provide that: (a) the Named Executive Officers are not eligible to receive compensation thereunder to the extent we determine that such compensation may provide incentives for them to take unnecessary and excessive risks that threaten the value of Bancorp; (b) each Named Executive Officer and the 20 next most highly-compensated employees are required to return any bonus, retention award, or incentive compensation paid to them based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (the “clawback”); and (c) we will not pay or accrue any bonus, retention award, or incentive compensation to any Named Executive Officer or the 10 next most highly-compensated employees, other than certain long-term restricted stock or restricted stock units permitted under the EESA. In addition, we have reviewed and will continue to review and evaluate with our senior risk officers at least every six months our compensation plans and the risks posed by these plans in order to identify and limit the features that could lead to the taking of unnecessary and excessive risks that could threaten the value of Bancorp, to identify any features in these plans that could pose risks to Bancorp and limit those features to ensure Bancorp is not unnecessarily exposed to risks, and to eliminate any features in employee compensation plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee. The “clawback” feature supports the accuracy of our financial statements and encourages the maintenance of accurate books and records and compliance with applicable accounting policies.

The Compensation Committee’s risk evaluation was confirmed in December 2012 by FWC, which conducted a review of the Bancorp’s employee compensation plans and concluded that it did not find significant risk areas from a compensation risk perspective. Moreover, FWC’s review had identified no features in the Bancorp’s employee compensation plans that were inconsistent with the Compensation Committee’s certifications required under the EESA and the proxy statement rules of the SEC, and it was FWC’s opinion that the risks arising from Bancorp’s compensation policies and practices are not “reasonably likely to have a material adverse effect” on the Bancorp.

The Compensation Committee certifies that:

•

It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Bancorp;

•	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Bancorp; and

•

It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Bancorp to enhance the compensation of any employee.

Compensation Committee

Ting Y. Liu (Chairman)

Kelly L. Chan

Patrick S.D. Lee

Joseph C.H. Poon

Remuneration of Executive Officers

The following tables set forth information regarding the compensation for services in all capacities paid or accrued for the periods indicated by Bancorp to its principal executive officer, principal financial officer, and the three most highly compensated executive officers of either Bancorp or Cathay Bank other than Bancorp’s principal executive officer and principal financial officer (the “Named Executive Officers”).

Summary Compensation Table

The table below sets forth information for the Named Executive Officers regarding compensation for the last three completed fiscal years:

Summary Compensation Table
Name and Principal Position	Year	Salary1/ ($)		Bonus ($)	Stock awards2/ ($)	Option awards3/ ($)	Non-equity incentive plan compensation 4/ ($)	Change in pension value and non- qualified deferred compensation earnings ($)		All other compensation 5/ ($)	Total ($)
Dunson K. Cheng	2012	1,565,000	6/	—	782,485	—	—	14,909	7/	6,250	2,368,644
Chairman of the Board, President, and Chief Executive Officer of Bancorp and Cathay Bank	2011	1,000,000		—	499,991	—	—	13,909		6,125	1,520,025
	2010	1,000,000		—	—	—	—	12,977		6,125	1,019,102

Peter Wu	2012	705,625	8/	—	352,803	—	—	—		6,250	1,064,678
Executive Vice Chairman of the Board and Chief Operating Officer of Bancorp and Cathay Bank	2011	449,625		—	224,799	—	—	—		6,125	680,549
	2010	438,000		—	—	—	—	—		6,125	444,125

Anthony M. Tang	2012	466,900	9/	—	233,440	—	—	—		6,250	706,590
Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank	2011	322,000		—	161,046	—	—	—		6,125	489,171
	2010	313,000		—	—	—	—	—		6,125	319,125

Heng W. Chen	2012	467,800	10/	—	233,899	—	—	—		6,250	707,949
Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank	2011	321,750		—	160,925	—	—	—		6,125	488,800
	2010	312,000		—	—	—	—	—		6,125	318,125

Irwin Wong	2012	357,850	11/	—	178,916	—	—	—		6,250	543,016
Executive Vice President and Chief Risk Officer of Cathay Bank	2011	254,750		—	127,372	—	—	—		6,125	388,247
	2010	246,250		—	—	—	—	—		6,125	252,375

1/

Includes salary stock received by the Named Executive Officers and amounts deferred by Named Executive Officers under Bancorp’s 401(k) Profit Sharing Plan. For a discussion of salary stock, see “Compensation Discussion and Analysis – Elements of Our Executive Compensation Program” above.

2/

The amounts shown, if any, are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the fair value of restricted stock units computed for the corresponding fiscal year, in accordance with FASB ASC Topic 718, valued at the closing price of the Bancorp’s common stock on the date of the grant.

3/	No stock options were granted to the Named Executive Officers for the last three completed fiscal years.

4/	No non-equity incentive plan compensation was paid to the Named Executive Officers for the last three completed fiscal years.

5/

The amounts in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount of such compensation was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and is generally available to all salaried employees.

6/

Includes $1,000,000 cash salary and $565,000 salary stock paid to Mr. Cheng in 2012. The salary stock was paid to Mr. Cheng partly in 20,848 fully-vested, non-forfeitable shares of our common stock and partly in cash of $207,242 to satisfy tax withholding.

7/

This consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral agreement, see “Nonqualified Deferred Compensation” below.

8/

Includes $460,625 cash salary and $245,000 salary stock paid to Mr. Wu in 2012. The salary stock was paid to Mr. Wu partly in 9,040 fully-vested, non-forfeitable shares of our common stock and partly in cash of $89,866 to satisfy tax withholding.

9/

Includes $331,900 cash salary and $135,000 salary stock paid to Mr. Tang in 2012. The salary stock was paid to Mr. Tang partly in 4,981 fully-vested, non-forfeitable shares of our common stock and partly in cash of $49,518 to satisfy tax withholding.

10/

Includes $332,800 cash salary and $135,000 salary stock paid to Mr. Chen in 2012. The salary stock was paid to Mr. Chen partly in 4,981 fully-vested, non-forfeitable shares of our common stock and partly in cash of $49,518 to satisfy tax withholding.

11/

Includes approximately $262,850 cash salary and $95,000 salary stock paid to Mr. Wong in 2012. The salary stock was paid to Mr. Wong partly in 3,505 fully-vested, non-forfeitable shares of our common stock and partly in cash of $34,846 to satisfy tax withholding.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards to our Named Executive Officers in 2012. The awards consist of long-term restricted stock units and salary stock, both of which are permitted by the Emergency Economic Stabilization Act of 2008, as amended from time to time, and the rules and regulations promulgated thereunder (the “EESA”).

The restricted stock units represent a contingent right to receive one share of our common stock for each unit and are scheduled to vest on the second anniversary of the date of grant, or earlier in the event of death or disability. The shares, upon issuance, are subject to certain transfer restrictions under the EESA.

The salary stock represents shares of our common stock issued to the Named Executive Officers as an adjustment to their base salary. The amount of the adjustment was paid partly in fully-vested, non-forfeitable shares of our common stock and partly in cash to satisfy tax withholding. Payment was made on each payroll date for the pay periods beginning June 1, 2012 and ending December 31, 2012, with the number of shares being equal to the additional base salary amount payable for each pay period, divided by the closing price of our common stock as reported on Nasdaq. The shares, upon issuance, are subject to certain transfer restrictions under the EESA.

Grants of Plan-Based Awards
Name	Type of Grant	Grant date	Estimated future payouts under equity and non-equity incentive plan awards			All other stock awards: number of shares of stock or units (#) 1/	All other option awards; number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) 2/
			Threshold ($)	Target ($)	Maximum ($)
Dunson K. Cheng	Restricted Stock Units	5/8/2012	—	—	—	11,862	—	—	199,993
	Restricted Stock Units	12/20/2012	—	—	—	30,481	—	—	582,492
	Salary Stock	Various	—	—	—	20,848	—	—	357,758
Peter Wu	Restricted Stock Units	5/8/2012	—	—	—	5,379	—	—	90,690
	Restricted Stock Units	12/20/2012	—	—	—	13,716	—	—	262,113
	Salary Stock	Various	—	—	—	9,040	—	—	155,134
Anthony M. Tang	Restricted Stock Units	5/8/2012	—	—	—	4,819	—	—	81,248
	Restricted Stock Units	12/20/2012	—	—	—	7,964	—	—	152,192
	Salary Stock	Various	—	—	—	4,981	—	—	85,482
Heng W. Chen	Restricted Stock Units	5/8/2012	—	—	—	4,819	—	—	81,248
	Restricted Stock Units	12/20/2012	—	—	—	7,988	—	—	152,651
	Salary Stock	Various	—	—	—	4,981	—	—	85,482
Irwin Wong	Restricted Stock Units	5/8/2012	—	—	—	3,810	—	—	64,237
	Restricted Stock Units	12/20/2012	—	—	—	6,001	—	—	114,679
	Salary Stock	Various	—	—	—	3,505	—	—	60,154

1/

The number of shares of salary stock for each Named Executive Officer were payable on each payroll date for the pay periods beginning June 1, 2012, and ending December 31, 2012, but have been aggregated for purposes of this table.

2/

The grant date fair value of the restricted stock units is as determined for financial reporting purposes and included in the “Stock awards” column for each Named Executive Officer in the “Summary Compensation Table” above. The value of the salary stock is included in the “Salary” column in the “Summary Compensation Table” above, but the portion paid in cash to satisfy tax withholding is not included in this table.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards as of December 31, 2012, made to our Named Executive Officers. Except as stated in the footnotes below, all options vest in 20% increments over a five-year period. All options terminate 10 years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death. Stock awards consist of long-term restricted stock units, each of which represents a contingent right to receive one share of Bancorp common stock. All long-term restricted stock units are scheduled to vest on the second anniversary of the grant date, or earlier in the event of death or disability, and are subject to certain transfer restrictions under the EESA.

	Option awards						Stock awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($)
Dunson K. Cheng	153,060		—	—	19.925	1/16/2013	—	—	—		—
	246,940		—	—	24.80	11/20/2013	—	—	—		—
	154,940		—	—	37.00	2/17/2015	—	—	—		—
	245,060	1/	—	—	32.47	3/22/2015	—	—	—		—
	264,694	2/	—	—	33.54	5/12/2015	—	—	—		—
	154,940		—	—	36.24	1/25/2016	—	—	—		—
	123,976		30,994	—	23.37	2/21/2018	—	—	—		—
	100,000	3/	—	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	12,384	4/	241,860	4/
	—		—	—	—	—	—	—	21,913	5/	427,961	5/
	—		—	—	—	—	—	—	11,862	6/	231,665	6/
	—		—	—	—	—	—	—	30,481	7/	595,294	7/
Peter Wu	100,000		—	—	28.695	2/19/2014	—	—	—		—
	72,170		—	—	37.00	2/17/2015	—	—	—		—
	72,170		—	—	36.24	1/25/2016	—	—	—		—
	57,784		14,446	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	6,192	4/	120,930	4/
	—		—	—	—	—	—	—	9,116	5/	178,035	5/
	—		—	—	—	—	—	—	5,379	6/	105,052	6/
	—		—	—	—	—	—	—	13,716	7/	267,873	7/
Anthony M. Tang	47,500		—	—	19.925	1/16/2013	—	—	—		—
	105,140		—	—	24.80	11/20/2013	—	—	—		—
	39,820		—	—	37.00	2/17/2015	—	—	—		—
	42,690		—	—	36.24	1/25/2016	—	—	—		—
	35,200		8,800	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	4,846	4/	94,642	4/
	—		—	—	—	—	—	—	6,047	5/	118,098	5/
	—		—	—	—	—	—	—	4,819	6/	94,115	6/
	—		—	—	—	—	—	—	7,964	7/	155,537	7/
Heng W. Chen	19,896		—	—	24.80	11/20/2013	—	—	—		—
	40,100		—	—	37.00	2/17/2015	—	—	—		—
	45,000		—	—	36.24	1/25/2016	—	—	—		—
	35,200		8,800	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	4,830	4/	94,330	4/
	—		—	—	—	—	—	—	6,057	5/	118,293	5/
	—		—	—	—	—	—	—	4,819	6/	94,115	6/
	—		—	—	—	—	—	—	7,988	7/	156,006	7/
Irwin Wong	30,064		—	—	19.925	1/16/2013	—	—	—		—
	143,040		—	—	24.80	11/20/2013	—	—	—		—
	32,580		—	—	37.00	2/17/2015	—	—	—		—
	31,000		—	—	36.24	1/25/2016	—	—	—		—
	16,000		4,000	—	23.37	2/21/2018	—	—	—		—
	—		—	—	—	—	—	—	3,840	4/	74,995	4/
	—		—	—	—	—	—	—	4,774	5/	93,236	5/
	—		—	—	—	—	—	—	3,810	6/	74,409	6/
	—		—	—	—	—	—	—	6,001	7/	117,200	7/

1/

These options vested at a rate of 30% on the date of grant, March 22, 2005; 10% vested on November 20, 2005; and the remainder vested at a rate of 20% in three equal annual increments beginning November 20, 2006.

2/	These options vested at a rate of approximately 40% on November 20, 2005, and the remainder vested at a rate of approximately 20% in three equal annual increments beginning November 20, 2006.

3/	These options vested at a rate of 50% in two annual increments beginning February 21, 2009.

4/	These restricted stock units vested in a single installment on March 23, 2013, and are subject to certain transfer restrictions under the EESA.

5/

These restricted stock units are scheduled to vest in a single installment on December 15, 2013, or earlier in the event of death or disability, and are subject to certain transfer restrictions under the EESA.

6/

These restricted stock units are scheduled to vest in a single installment on May 8, 2014, or earlier in the event of death or disability, and are subject to certain transfer restrictions under the EESA.

7/

These restricted stock units are scheduled to vest in a single installment on December 20, 2014, or earlier in the event of death or disability, and are subject to certain transfer restrictions under the EESA.

Option Exercises and Stock Vested

The table below sets forth information regarding stock options exercised and vesting of stock awards for the Named Executive Officers during 2012.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Dunson K. Cheng	—	—	—	—
Peter Wu	—	—	—	—
Anthony M. Tang	—	—	—	—
Heng W. Chen	—	—	—	—
Irwin Wong	11,088	$9,534	—	—

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2012 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Nonqualified Deferred Compensation

The only deferred compensation arrangement that we have with an executive officer is an agreement we reached with Dunson K. Cheng, President and Chief Executive Officer, effective November 23, 2004, whereby Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us (the “Cheng Deferred Compensation Agreement”). This Cheng Deferred Compensation Agreement was amended and restated on November 8, 2007, to comply with Section 409A of the Internal Revenue

Code (the “Code”) and provides that, if Mr. Cheng is subject to Section 409A of the Code, payment of the deferred amount will be delayed to the later of: (i) January 1 of the first year following his separation from service; or (ii) the first day of the seventh month following his separation from service. Pursuant to this agreement, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. Beginning on the tenth anniversary of the agreement, the interest rate will equal 275 basis points above the then prevailing interest rate on a 10-year Treasury note.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Dunson K. Cheng	—	—	71,480	1/	—	1,066,205	2/
Peter Wu	—	—	—		—	—
Anthony M. Tang	—	—	—		—	—
Heng W. Chen	—	—	—		—	—
Irwin Wong	—	—	—		—	—

1/	Includes $14,909 reported in the “Summary Compensation Table” above as interest that is considered above-market under the regulations of the SEC.

2/	Includes $690,243 reported in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, with the exception of: (i) the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein; and (ii) the Cheng Deferred Compensation Agreement.

As a result of its participation in the TARP Capital Purchase Program, Bancorp has agreed to prohibit any “golden parachute payment” to any of its Named Executive Officers and to each of the five next most highly-compensated employees during the TARP Period. “Golden parachute payment” is defined as any payment for the departure from Bancorp for any reason, or any payment due to a change in control, except for payments for services performed or benefits accrued, and includes the acceleration of vesting due to the departure or the change in control event, as applicable. Also as a result of its participation in the TARP Capital Purchase Program, Bancorp has further agreed to prohibit any payment of tax “gross-ups” to any of its Named Executive Officers and to each of the 20 next most highly-compensated employees during the TARP Period. Tax “gross-ups” are defined as any reimbursement of taxes owed with respect to any compensation. In addition, pursuant to the regulatory limitations described in “Control Agreements” under “Executive Compensation—Compensation Discussion and Analysis” above, Bancorp is limited in its ability to make golden parachute severance payments.

The tables below under “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control of Bancorp as if these prohibitions on “golden parachute payments” and tax “gross-ups” had not been in place. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of death or disability of the Named Executive Officer is shown. The amounts shown assume that such termination was effective as of December 31, 2012, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out, if any, can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan and the 1998 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named Executive Officer’s employment, assuming the prohibition on “golden parachute payments” had not been in place. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, or adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control, as defined therein. Similarly, under the 1998 Incentive Plan, upon a change in control of Bancorp, as defined therein, the Board has the discretion to accelerate the vesting of options under the 1998 Incentive Plan and to determine if outstanding options under the 1998 Incentive Plan will be cashed out at the change in control price, as defined therein.

Payments Made Upon Termination Other Than After a Change in Control

A Named Executive Officer who ceases to be an employee of Bancorp other than after a change in control, whether voluntary or involuntary and with or without cause, retirement, disability, or death, will be entitled to receive the following, which are generally available to all salaried employees:

•	base salary through the date of termination;

•	accrued vacation pay as of the date of termination;

•	vested benefits as of the date of termination;

•

if termination resulted from disability: long-term disability benefits of two-thirds annual base salary up to $15,000 per month and vesting of long-term restricted stock units within the meaning of the EESA; and

•

if termination resulted from death: three times annual base salary, up to $600,000, subject to reduction beginning at age 65, and vesting of long-term restricted stock units granted within the meaning of the EESA.

In addition to such amounts, Mr. Cheng would also be entitled to receive, pursuant to the Cheng Deferred Compensation Agreement, an amount equal to $610,000 plus interest at the rate of 7% per annum until 2014 and thereafter interest at the rate of 275 basis points above the then prevailing interest rate on a 10-year Treasury note.

Change of Control Employment Agreements

Bancorp entered into the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein. The Control Agreements for each of the Named Executive Officers are substantially similar and have been filed as exhibits to Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2008.

The following is only a summary of the significant terms of the Control Agreements. This summary is qualified in its entirety by reference to the Control Agreements. For a discussion of the purposes of the Control Agreements and their relationship to our compensation policy, see “Control Agreements” under “Executive Compensation—Compensation Discussion and Analysis” above.

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, pursuant to the Control Agreements, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change of control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

•	An annual base salary at least equal to 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;

•

An annual cash bonus at least equal to the highest annual bonus earned for the last three full fiscal years prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

•

Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

•

Fringe benefits (including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses) in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

•	Office, secretarial and support staff; and

•	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Death or Disability After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, the Control Agreements provide that, in the event of the death or disability of a Named Executive Officer after a change of control, Bancorp or Cathay Bank (as applicable) has agreed to pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death): (i) base salary through the date of termination; (ii) a pro-rata bonus until the date of termination of the higher of (A) the highest annual bonus earned for the last three full fiscal years prior to the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control, including any bonus or portion thereof that has been earned but deferred (the greater of clauses (A) and (B), the “Highest Annual Bonus”); (iii) any accrued vacation pay (items (i), (ii), and (iii), collectively, the “Accrued Obligations”); and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, the Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or Cathay Bank for cause or by reason of death or disability or by the Named

Executive Officer for other than “good reason”) or if the Named Executive Officer terminates employment in certain circumstances defined in the Control Agreements which constitute “good reason,” in addition to the Accrued Obligations and Other Benefits as defined in the preceding section, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

•	an amount equal to a multiple (two, two and one-half, or three, depending on the applicable Control Agreement) of the Named Executive Officer’s annual base salary and of the Highest Annual Bonus; and

•

an amount equal to the sum of Bancorp’s or Cathay Bank’s (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for two, two and one-half, or three years after the date of termination, depending on the applicable Control Agreement).

Also (for a period of two, two and one-half, or three years, depending on the applicable Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services, provided that the cost of such outplacement services will not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

Subject to the prohibitions on “golden parachute payments” and tax “gross-ups” resulting from Bancorp’s participation in the TARP Capital Purchase Program and the regulatory limitations described above, the Control Agreements provide that, if a Named Executive Officer’s employment is terminated for cause following a change in control or if the Named Executive Officer terminates his employment for other than “good reason,” Bancorp or Cathay Bank has agreed to pay the Named Executive Officer: (i) base salary through the date of termination; (ii) any accrued vacation pay; and (iii) Other Benefits.

Certain Additional Payments

The Control Agreements provide that each Named Executive Officer is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount. However, as a result of its participation in the TARP Capital Purchase Program, these payments are prohibited to any of the Named Executive Officers during the TARP Period.

Cash Compensation and Benefits in the Event of a Change in Control

The tables below show the potential cash payments and benefits for the Named Executive Officers if, hypothetically solely for the purposes of this proxy statement, the prohibitions on “golden parachute payments” and tax “gross-ups” had not been in place and there had been a change in control effective December 31, 2012, and the Named Executive Officer had been terminated as of the same day. These tables include the dollar amount of salary stock awarded as part of the base salary of each Named Executive Officer, but exclude accrued and unpaid salary and vacation as well as Other Benefits because all employees are generally entitled to these payments and benefits upon termination of employment.

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 1/	$0	$4,695,000	$0	$4,695,000	$0
Accrued Obligations 2/	0	0	0	0	0
401(k) Matching	0	18,750	0	18,750	0
Benefits 3/
Group Life Insurance	0	2,106	0	2,106	0
Health Insurance	0	13,848	0	13,848	0
Long-Term Disability Insurance	0	1,458	0	1,458	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	1,310,057	0	1,310,057	0
Less: Reduction for 280G Limitation	0	0	0	0	0

TOTAL:	$0	$6,091,219	$0	$6,091,219	$0

	Voluntary Termination		Involuntary Termination
Peter Wu	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 4/	$0	$1,770,000	$0	$1,770,000	$0
Accrued Obligations 2/	0	0	0	0	0
401(k) Matching	0	15,625	0	15,625	0
Benefits 3/
Group Life Insurance	0	2,700	0	2,700	0
Health Insurance	0	19,532	0	19,532	0
Long-Term Disability Insurance	0	1,215	0	1,215	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	513,902	0	513,902	0
Less: Reduction for 280G Limitation	0	0	0	0	0

TOTAL:	$0	$2,372,974	$0	$2,372,974	$0

	Voluntary Termination		Involuntary Termination
Anthony M. Tang	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 5/	$0	$1,173,000	$0	$1,173,000	$0
Accrued Obligations 2/	0	0	0	0	0
401(k) Matching	0	15,625	0	15,625	0
Benefits 3/
Group Life Insurance	0	2,700	0	2,700	0
Health Insurance	0	18,365	0	18,365	0
Long-Term Disability Insurance	0	1,215	0	1,215	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	342,759	0	342,759	0
Less: Reduction for 280G Limitation	0	0	0	0	0

TOTAL:	$0	$1,603,664	$0	$1,603,664	$0

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 6/	$0	$940,800	$0	$940,800	$0
Accrued Obligations 2/	0	0	0	0	0
401(k) Matching	0	12,500	0	12,500	0
Benefits 3/
Group Life Insurance	0	2,160	0	2,160	0
Health Insurance	0	18,513	0	18,513	0
Long-Term Disability Insurance	0	972	0	972	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0
Less: Reduction for 280G Limitation	0	0	0	0	0

TOTAL:	$0	$1,024,945	$0	$1,024,945	$0

	Voluntary Termination		Involuntary Termination
Irwin Wong	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 7/	$0	$719,600	$0	$719,600	$0
Accrued Obligations 2/	0	0	0	0	0
401(k) Matching	0	12,500	0	12,500	0
Benefits 3/
Group Life Insurance	0	2,160	0	2,160	0
Health Insurance	0	21,450	0	21,450	0
Long-Term Disability Insurance	0	946	0	946	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0
Less: Reduction for 280G Limitation 8/	0	(18,789)	0	(18,789)	0

TOTAL:	$0	$787,867	$0	$787,867	$0

1/

This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2012 ($1,565,000), and (y) the Highest Annual Bonus (none).

2/

Accrued Obligations include (i) base salary through the date of termination, (ii) a pro-rata portion of the Highest Annual Bonus based on the number of days elapsed in the year of termination, and (iii) any accrued vacation pay. These Accrued Obligations are earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. They serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination. Further, it is probable that, had the hypothetical change in control and termination taken place on December 31, 2012, the pro-rata bonus would have been paid in lieu of, and not in addition to, the actual bonus, if any, paid to the Named Executive Officer for 2012 as would be reported in the “Summary Compensation Table” above.

3/

Amounts shown are based on the annual cost to Bancorp as of December 31, 2012, multiplied by three in the case of Mr. Cheng, by two and one-half in the case of Mr. Wu and Mr. Tang, and by two in the case of Mr. Chen and Mr. Wong.

4/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2012 ($708,000), and (y) the Highest Annual Bonus (none).

5/

This amount is equal to the product of (i) two and one-half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2012 ($469,200), and (y) the Highest Annual Bonus (none).

6/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2012 ($470,400), and (y) the Highest Annual Bonus (none).
7/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2012 ($359,800), and (y) the Highest Annual Bonus (none).
8/

Under Section 4999 of the Internal Revenue Code, a 20% excise tax is imposed on change in control payments that are “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code. Although the Control Agreements provide a tax gross-up payment if the value of an executive’s severance payments and benefits exceeds 110% of the maximum amount payable without triggering the excise tax, this payment would not apply to Mr. Wong. As a result, in order to provide Mr. Wong with the “best after tax” benefit in accordance with his Control Agreement, his cash severance payment would be reduced to the safe harbor amount which is three times his base amount less $1.

Equity Compensation in the

Event of a Change in Control

Assuming solely for the purposes of this proxy statement that the prohibitions on “golden parachute payments” and tax “gross-ups” had not been in place and that a change in control occurred on the last business day of 2012 and the vesting of all options was accelerated and all restrictions on stock awards were terminated, the following table sets forth the estimated value for equity awards to the Named Executive Officers that would not otherwise have vested or been terminated but for the change in control:

Name	Stock Options – Accelerated Vesting	Restricted Stock – Accelerated Vesting 1/	Total
Dunson K. Cheng	$0	$1,496,779	$1,496,779
Peter Wu	0	671,891	671,891
Anthony M. Tang	0	462,392	462,392
Heng W. Chen	0	462,744	462,744
Irwin Wong	0	359,840	359,840

1/	Consists of long-term restricted stock units, the value of which is based on the closing price of Bancorp’s common stock on December 31, 2012, which was $19.53 per share.

PROPOSAL TWO

REAPPROVAL OF THE MATERIAL TERMS FOR THE AWARD OF PERFORMANCE-BASED COMPENSATION UNDER OUR 2005 INCENTIVE PLAN

In March 2005, our Board adopted the Cathay General Bancorp 2005 Incentive Plan (the “2005 Plan”), which was approved by our stockholders in May 2005. The 2005 Plan is a broad-based equity and cash compensation plan pursuant to which awards may be made to employees and directors of Bancorp or any of its affiliates, including Cathay Bank. In October 2007, it was amended and restated by the Board to reflect changes necessary to comply with Section 409A of the Internal Revenue Code (the “Code”).

We are asking our stockholders to reapprove the material terms for the award of “performance-based compensation” under our 2005 Plan so that we can claim deductions from our Federal income taxes for the full amount of incentive compensation awarded to certain of our executive officers. We are not asking that our stockholders approve any amendments to the 2005 Plan or reapprove the 2005 Plan in its entirety. Importantly, we are not asking that our stockholders approve an increase in the number of shares available for awards under the 2005 Plan or an extension of the term of the 2005 Plan.

Background

In general, Section 162(m) of the Code (sometimes referred to in this proxy statement as “Section 162(m)”) places a $1 million limit on the deductibility for Federal income tax purposes of the compensation paid by public companies to their chief executive officers and each of the other three most highly compensated executive officers other than their chief executive officers or chief financial officers. This limitation does not apply, however, to “performance-based compensation” that is payable due to the attainment of one or more preestablished performance goals. The 2005 Plan was structured such that certain awards are intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m). One of the requirements is that the material terms of the performance-based compensation be approved by the stockholders before payment, as was the case with the 2005 Plan, and be reapproved every five years after the initial stockholder approval.

As a result of our participation in the TARP Capital Purchase Program, through the sale of our preferred shares to the U.S. Treasury in December 2008, the only form of incentive compensation we have been permitted to award to certain of our executive officers and other employees has been certain long-term restricted stock or restricted stock units. Once we are no longer subject to these restrictions, we will have the ability to pay and accrue for such persons other forms of incentive compensation under the 2005 Plan, including cash bonuses, stock appreciation rights, and performance shares and units. We recently redeemed 50% of our preferred shares held by the U.S. Treasury and, subject to regulatory approval, it is our intention to redeem the remaining preferred shares later in 2013. In planning for the time when we will no longer be subject to these restrictions, we are submitting this proposal for stockholder approval so that we can claim deductions from our Federal income tax for the full amount of incentive compensation awarded to certain of our executive officers for service provided subsequent to the redemption of the remaining preferred shares.

For purposes of Section 162(m), the material terms for the payment of performance-based compensation under the 2005 Plan include: who is eligible to receive compensation, the general business criteria on which the performance goals will be based, and the maximum award payable to any participant if the performance goals are attained. Each of these aspects of the 2005 Plan is described in the summary of the 2005 Plan set forth below. Stockholder approval of this Proposal will be deemed to constitute approval of the material terms for the payment of performance-based compensation, as well as approval of each of these aspects of the 2005 Plan, for purposes of Section 162(m).

If our stockholders approve this Proposal, and unless the material terms are subsequently changed, we believe that the material terms for payment of performance-based compensation under the 2005 Plan will meet the stockholder approval requirements of Section 162(m) until termination of the 2005 Plan. If our stockholders do not approve this Proposal, the 2005 Plan will continue in effect, but our ability to deduct performance-based compensation under the

2005 Plan will be limited by Section 162(m) as discussed above.

Summary of the 2005 Plan

The following summary is qualified in its entirety by the full text of the 2005 Plan, which as amended and restated was filed with the SEC on March 1, 2013, as Exhibit 10.7 of our Annual Report on Form 10-K for the year ended December 31, 2012, and is incorporated herein by reference.

Purpose

The purpose of granting awards under the 2005 Plan is to provide a means by which eligible recipients may be given an opportunity to benefit from increases in the value of our common stock, to retain the services of such recipients, to attract and retain the services of new persons eligible to receive awards, and to provide incentives for recipients to exert maximum efforts for our success and that of our affiliates.

Types of Awards

The 2005 Plan permits us to issue stock options (both incentive stock options designed to comply with Section 422 of the Code and nonstatutory stock options that will not so comply), stock awards (including shares, stock units, stock appreciation rights, and other similar awards), and cash awards.

Administration

Our Board has designated the Compensation Committee as the administrator of the 2005 Plan, which has the authority to select those to whom awards are to be granted, the number of shares or amount of cash to be covered by each award, and the type of award to be granted, as well as to determine the terms and conditions of these awards. However, with respect to grants to certain non-officer employees, the Compensation Committee may from time to time delegate its authority to one or more officers.

Eligibility

Awards under the 2005 Plan may be granted to our employees and employees of our affiliates, including Cathay Bank, and to members of our Board

(including non-employee or outside Board members). Incentive stock options may be granted only to our employees or employees of a subsidiary. As of April 1, 2013, there were approximately 1,011 employees of Bancorp and our affiliates, including seven executive officers of Bancorp, and nine non-employee directors of Bancorp, who were eligible to receive discretionary awards under the 2005 Plan.

Available Shares and Award Limits

The 2005 Plan provides that 3,131,854 shares of our common stock may be issued pursuant to awards, increased by up to 3,624,586 additional shares, issuable upon exercise of options granted pursuant to our 1998 Equity Incentive Plan, that terminate or expire or become unexercisable for any reason without having been exercised in full after March 22, 2005. As of April 1, 2013, 175,989 shares of our common stock had been issued under the 2005 Plan and 3,865,665 shares were subject to issuance under outstanding awards, including 2,103,166 shares subject to issuance under outstanding awards under the 1998 Equity Incentive Plan. The 2005 Plan provides that the aggregate number of shares of common stock subject to awards during any calendar year to any one awardee will not exceed 1,000,000 (subject to adjustment), and that the maximum amount payable under the portion of a cash award for any fiscal year to any awardee that is intended to satisfy the requirements for performance-based compensation under Section 162(m) will not exceed $3,000,000.

Performance Awards

The 2005 Plan provides that the Compensation Committee will establish performance criteria and the level of achievement versus these criteria which will include: (i) the target and minimum and maximum amount payable under any cash award, which criteria may be based on financial performance and/or personal performance evaluations or (ii) the grant, issuance, retention and /or vesting of each stock award or the shares subject thereto, which may be based on financial performance, personal performance evaluations, and/or the completion of service by the awardee. The performance criteria for any portion of an award that is intended to satisfy the requirements for performance-based compensation will be based on one or more “qualified performance criteria” selected by the Compensation Committee no later than the earlier of the end of 25% of the period of service or the 90th day after the commencement of the period of service to which the performance goals relate, provided that the outcome is substantially uncertain at that time (or in such other manner that complies with Section 162(m)). Notwithstanding the satisfaction of the performance criteria, the number of shares, options, or other benefits under an award may be reduced by the Compensation Committee in its sole discretion.

Performance Criteria

The term “qualifying performance criteria” means any one or more of the following: (1) cash flow, (2) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (3) earnings per share, (4) growth in earnings or earnings per share, (5) stock price, (6) return on equity or average stockholders’ equity, (7) total stockholder return, (8) return on capital, (9) return on assets or net assets, (10) return on investment, (11) revenue, (12) income or net income, (13) operating income or net operating income, in aggregate or per share, (14) operating profit or net operating profit, (15) operating margin, (16) return on operating revenue, (17) market share, (18) contract awards or backlog, (19) overhead or other expense reduction, (20) growth in stockholder value relative to the moving average of the S&P 500 Index or our peer group index, (21) credit rating, (22) strategic plan development and implementation (including individual performance objectives that relate to achievement of our or any business unit’s strategic plan), (23) improvement in workforce diversity, (24) growth of revenue, operating income, or net income, (25) efficiency ratio, (26) ratio of nonperforming assets to total assets, and (27) such other similar criteria.

This performance criteria can be applied either individually, alternatively, or in any combination, and to either Bancorp as a whole or to a business unit, affiliate, or business segment, either individually, alternatively, or in any combination. They can be measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award.

The Compensation Committee may adjust any evaluation of performance to exclude any of the following events that occur during the performance period: (a) asset write downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax law, accounting principles, or other laws affecting reported results, (d) accruals for reorganization and restructuring programs, and (e) any gains or losses classified as extraordinary or as discontinued operations in our financial statements.

Option Awards

Each option is evidenced by a stock option agreement. The 2005 Plan allows the Compensation Committee broad discretion to determine the terms of individual options.

The Compensation Committee determines the exercise price of options at the time they are granted. The exercise price may not be less than 100% of the fair market value of our common stock on the date of grant (incentive stock options granted to employees who are also 10% stockholders must have an exercise price not less than 110% of the fair market value of the stock on the date of grant). Options may be granted with exercise prices equal to less than 100% of the fair market value of the underlying option shares on the date of grant in connection with an acquisition by us of another company. The fair market value of our common stock is determined generally as the closing price on the grant date. The Compensation Committee determines when options become vested and exercisable, and in its discretion may reduce or eliminate any restrictions surrounding any participant’s right to exercise all or part of an option. However, outstanding options may not be repriced to reduce the exercise price without stockholder approval. The 2005 Plan permits payment to be made by cash, check, wire transfer, other shares of our common stock (with some restrictions), broker assisted same-day sales, any other form of consideration and method of payment permitted by applicable law, or any combination thereof.

The term of an option may be no more than 10 years from the date of grant; provided that an incentive stock option granted to an employee who is also a 10% stockholder must have a term that is no more than five years from the date of grant. No option may be exercised after the expiration of its term.

If an optionee’s employment terminates for any reason (other than the optionee’s death or disability), then all options held by the optionee under the 2005 Plan will terminate immediately; provided that the Compensation Committee may in the stock option agreement specify a period of time (but not beyond the expiration date of the option) following the optionee’s termination during which the optionee may exercise the option as to shares that were vested and exercisable as of the optionee’s termination date.

Stock Awards

Each stock award is evidenced by an award agreement. The 2005 Plan allows the Compensation Committee broad discretion to determine the terms of individual stock awards.

Stock awards may be stock grants, stock units, or stock appreciation rights. Stock grants are awards of a specific number of shares of our common stock and represent a promise to deliver at a future date an amount of cash, property, or shares of our common stock equal to the fair market value of such shares. Stock appreciation rights are rights to receive cash and/or shares of our common stock based on a change in the fair market value of a specific number of shares of our common stock. Shares may be granted under the 2005 Plan as stock awards or stock units without requiring the participant to pay us an amount equal to the fair market value of our common stock as of the award date in order to acquire the shares.

Each stock award agreement will contain provisions regarding: (1) the number of shares subject to such stock award or a formula for determining such number, (2) the purchase price of the shares, if any, and the means of payment, (3) the performance criteria, if any, and level of achievement versus the criteria that will determine the number of shares granted, issued, retainable, and/or vested, (4) such terms and conditions on the grant, issuance, vesting, and/or forfeiture of the shares as may be determined from time to time by the Compensation Committee, (5) restrictions on transferability, and (6) such further terms and conditions, in each case not inconsistent with the 2005 Plan, as may be determined from time to time by the Compensation Committee.

In the case of stock awards, including stock units, unless the Compensation Committee determines otherwise, the outstanding stock or stock units will be forfeited upon the participant’s termination of employment, provided that we will have the right to repurchase the unvested shares at such price and on such terms and conditions as the Compensation Committee determines.

Cash Awards

Cash awards under the 2005 Plan confer upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period. Cash awards will generally be limited to individuals who are, or who may be, one of our five most highly compensated officers (such individuals being those employees whose compensation may not be fully deductible under Section 162(m) if it exceeds, with respect to a given year, the limits imposed by that section).

The award agreement for each cash award will contain provisions regarding: (1) the target and maximum amount payable to the participant as a cash award, (2) the performance criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance will be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2005 Plan, as may be determined from time to time by the Compensation Committee. The maximum amount payable as a cash award may be a multiple of the target amount payable, subject to the award limit described above. Nothing in the 2005 Plan prevents us from granting cash awards outside of the 2005 Plan to any individual.

Adjustments Upon Certain Fundamental Changes

Subject to any required action by our stockholders, there will be an adjustment for any increase or decrease in the number or kind of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of issued shares of our common stock effected without receipt of consideration.

In the event of a liquidation or dissolution and unless otherwise determined by the Compensation Committee, any unexercised options or other stock awards pursuant to which shares have not yet been issued will terminate.

In the event of a change in control, as defined in the 2005 Plan, as determined by the Compensation Committee, the Compensation Committee, in its discretion, may provide for the assumption, substitution, or adjustment to each outstanding award, accelerate the vesting of options and terminate any restrictions on cash awards or stock awards, or terminate awards on such terms and conditions as the Compensation Committee deems appropriate, including for a cash payment to the awardee.

Nontransferability of Awards

Unless otherwise determined by the Compensation Committee, awards granted under the 2005 Plan are not transferable other than by a beneficiary designation, will, or the laws of descent and distribution, and incentive stock options may be exercised during the optionee’s lifetime only by the optionee. The Compensation Committee will have the sole discretion to permit the transfer of an award; however, the transferability of incentive stock options is restricted under the Code.

Amendment and Termination

The Board may amend, alter, or discontinue the 2005 Plan, subject to stockholder approval in the manner and to the extent required by law or any exchange on which we have listed shares. In addition, unless approved by stockholders, no such amendment shall materially increase the number of shares for which awards may be granted (with certain exceptions), reduce the minimum exercise price at which options may be granted, result in a repricing of options, or change the class of persons eligible to receive awards under the 2005 Plan. No such action by the Board or stockholders may impair any award previously granted under the 2005 Plan without the written consent of the participant (except for certain changes specified in the 2005 Plan). Unless terminated earlier, the 2005 Plan will terminate in May 2015, 10 years after its approval by our stockholders.

Federal Income Tax Consequences

The following is only a summary of the effect of U.S. Federal income taxation upon awardees and Bancorp with respect to the grant and exercise of awards under the 2005 Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of the employee’s death or the income tax laws of any municipality, state, or foreign country in which the employee’s income or gain may be taxable.

Incentive Stock Options

An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax.

Upon a disposition of the shares acquired on exercise of an incentive stock option more than two years after grant of the option and one year after exercise of the option, the optionee will recognize long-term capital gain or loss equal to the difference between the sale price and the exercise price. If this holding period is not satisfied, then a disqualifying disposition of the shares will occur. A disqualifying disposition generally requires the optionee to recognize, as ordinary income, the difference between the incentive stock option exercise price and the fair market value of the shares at the time the option is exercised. The amount of the ordinary income will be added to the basis of the shares to determine the capital gain that must be recognized on the disqualifying disposition. If the sale price of the shares exceeds the exercise price of the option, in addition to the ordinary income, the optionee will recognize capital gain equal to the excess of the sale price over the adjusted basis of the shares. If, however, the price that the optionee receives for the shares in a disqualifying disposition is less than the fair market value of the stock on the exercise date, then the amount of ordinary income that the holder of the shares would generally recognize is the excess, if any, of the amount realized on the sale or exchange over the adjusted basis of the shares. Unless limited by other applicable provisions of the Code, we are entitled to a deduction in the same year that the optionee’s disqualifying disposition of the shares occurs and in the same amount as the ordinary income that is recognized by the optionee on account of the disposition.

Nonstatutory Stock Options

An optionee does not recognize any taxable income at the time a nonstatutory stock option is granted. Upon exercise of vested shares, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee is subject to tax withholding. Unless limited by other applicable provisions of the Code, we are entitled to a deduction in the same amount as, and in the same year that, the optionee recognizes ordinary income. Upon a disposition of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Stock Awards

Stock awards will generally be taxed in the same manner as nonstatutory stock options. However, if a stock award is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (e.g., the award will be forfeited in the event that the employee ceases to provide services), the employee will not recognize ordinary income at the time of award. Instead, the employee will recognize ordinary income on the date when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The employee’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture.

The employee may accelerate his or her recognition of ordinary income, if any, in connection with the issuance of restricted shares and begin his or her capital gains holding period by timely filing (i.e., within 30 days of the award) an election pursuant to Section 83(b) of the Code. In such an event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee will be subject to tax withholding. Unless limited by Section 162(m), we are entitled to a deduction in the same amount and at the time the employee recognizes ordinary income.

Cash Awards

Upon receipt of cash, the recipient will have taxable ordinary income, in the year of receipt, equal to the cash received. Any cash award received by an employee will be subject to tax withholding. Unless limited by Section 162(m), we will be entitled to a tax deduction in the amount, and at the time, the recipient recognizes compensation income.

Section 162(m) Limitations

The 2005 Plan is designed to enable us to provide certain forms of performance-based compensation to executive officers that are intended to meet the requirements for tax deductibility under Section 162(m). However, the rules and regulations promulgated under Section 162(m) are complex and subject to change from time to time, sometimes with retroactive effect. As such, there can be no assurance that awards under the 2005 Plan, even if this Proposal is approved by our stockholders, will be treated as qualified performance-based compensation under Section 162(m) and fully deductible by us.

Section 409A

Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Code. It is intended that awards under the 2005 Plan will be exempt from, or satisfy the requirements of, Section 409A and any regulations or guidance that may be adopted thereunder from time to time. The Board has adopted amendments to the 2005 Plan intended to satisfy the requirements of Section 409A.

Plan Benefits

No awards under the 2005 Plan have been made subject to stockholder approval of this Proposal. The grant of awards under the 2005 Plan is discretionary, and we cannot determine the number or type of awards to be granted in the future to any particular person or group.

As described above, the Compensation Committee has been limited in its ability to award incentive compensation for the past four years under the regulations applicable to participants in the TARP Capital Purchase Program. The Compensation Committee or its designee will make the determinations as to future awards in its discretion in accordance with the terms of the 2005 Plan. For information on awards granted to our Named Executive Officers in 2012, see “Grants of Plan-Based Awards” under “Executive Compensation—Remuneration of Executive Officers.”

Prior to becoming subject to the limitations applicable to participants in the TARP Capital Purchase Program, the Compensation Committee had approved annual cash bonuses under the 2005 Plan to our President and Chief Executive Officer, Dunson K. Cheng, and our Executive Vice Chairman and Chief Operating Officer, Peter Wu, and outside the 2005 Plan to other Named Executive Officers. Mr. Cheng and Mr. Wu were selected as the only participants for cash awards under the 2005 Plan because they were the two highest ranked and highest compensated executive officers, and because of the potential effects of Section 162(m).

Board Recommendation

The Board believes that it is in our best interests and that of our stockholders to enable us to implement compensation arrangements under the 2005 Plan that are intended to qualify as performance-based compensation for which we can claim deductions for Federal income tax purposes. The Board therefore recommends that our stockholders reapprove, for purposes of Section 162(m), the material terms for the performance-based compensation as set forth above. However, nothing in this Proposal precludes the Compensation Committee or its designee from granting any award or making any payment of compensation outside the 2005 Plan or that otherwise does not qualify for tax deductibility under Section 162(m).

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR REAPPROVAL OF THE MATERIAL TERMS FOR THE AWARD OF PERFORMANCE-BASED COMPENSATION UNDER OUR 2005 INCENTIVE PLAN.

PROPOSAL THREE

ADVISORY (NON-BINDING) VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

As a result of our participation in the TARP Capital Purchase Program, we are required by the Emergency Economic Stabilization Act of 2008, as amended, to permit a non-binding stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the compensation discussion and analysis, the compensation tables, the narrative discussion, and any related material). Accordingly, the Board is submitting the following proposal for stockholder consideration:

“Resolved, that the stockholders approve the compensation of executive officers, as disclosed pursuant to the compensation rules of the Securities and Exchange Commission including the ‘Compensation Discussion and Analysis,’ the compensation tables, the narrative discussion, and any related material contained in this proxy statement.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and other executive officers and the policies and practices described in this proxy statement. Your vote is advisory and will not be binding upon the Board, and should not be construed as overruling a decision by the Board or the Compensation Committee, creating or implying any additional fiduciary duty by the Board or the Compensation Committee, or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Board and Compensation Committee will consider the voting results of this non-binding proposal when reviewing compensation policies and practices.

The “Compensation Discussion and Analysis” and the tables in “Remuneration of Executive Officer” under “Executive Compensation” describe our compensation philosophy and compensation actions taken in 2012 with respect to our Named Executive Officers and other executive officers. We believe that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADVISORY (NON-BINDING) PROPOSAL TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2013 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit and Risk Management Committee of the Board will reconsider the appointment.

The Audit and Risk Management Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal 2013, the Audit and Risk Management Committee carefully considered the firm’s qualifications and performance during fiscal 2011 and 2012. In addition, the Audit and Risk Management Committee reviewed and approved audit and permissible non-audit services performed by KPMG in fiscal 2011 and 2012, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as Bancorp’s independent registered public accounting firm, the Audit and Risk Management Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2013 FISCAL YEAR.

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG audited our financial statements for the fiscal year ended December 31, 2012. The following table presents fees billed or to be billed for professional audit services rendered by KPMG for the audits of our annual financial statements for 2012 and 2011 and for other services rendered by KPMG.

	2012	2011
Audit Fees	$1,046,700 1/	$1,179,300 1/
Audit-Related Fees	93,069 2/	35,798 2/
Tax Fees	5,776 3/	5,494 3/
All Other Fees	0	0

Total Fees	$1,145,545	$1,220,592

1/

Audit fees consist of the aggregate fees of KPMG in connection with: (i) the audit of the annual consolidated financial statements, and (ii) the required review of the financial information included in our Quarterly Reports on Form 10-Q.

2/

Audit-related fees consist of professional services provided by KPMG Hong Kong in connection with the review of banking returns, review of internal controls, and other agreed upon procedures for the Hong Kong branch.

3/	Tax fees include tax compliance services provided by KPMG Hong Kong for the Hong Kong branch.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit and Risk Management Committee has:

•	Reviewed and discussed with management Bancorp’s audited consolidated financial statements for the year ended December 31, 2012;

•

Discussed with Bancorp’s independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from Bancorp’s independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Risk Management Committee concerning independence, and has discussed with such independent accountant the independent accountant’s independence.

Based on the review and discussions referred to above, the Audit and Risk Management Committee recommended to the Board that the audited consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012.

Audit and Risk Management Committee

Kelly L. Chan (Chairman)

Jane Jelenko

Ting Y. Liu

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference. The websites of Bancorp at www.cathaygeneralbancorp.com and of Cathay Bank at www.cathaybank.com are neither a part of nor are they incorporated into this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Bancorp’s executive officers and directors and persons who own more than 10% of its common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the SEC. We have instituted procedures to receive and review these insider reports. After a review of the insider reports, we believe that all required reports were timely filed during 2012, except as follows: Dunson

K. Cheng, a director and executive officer, Peter Wu, a director and executive officer, Anthony M. Tang, a director and executive officer, Heng W. Chen, an executive officer, and Irwin Wong, an executive officer, were each late in filing a report on Form 4 relating to salary stock awarded on July 13, 2012; and Jane Jelenko, a director, was late in filing a report on Form 5 relating to a purchase of shares in 2012.

TRANSACTIONS WITH RELATED PERSONS,

PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding Related Party Transactions

It is the policy of the Board that all related party transactions are subject to review and approval or ratification by Bancorp’s Audit and Risk Management Committee, except for those matters that the Board has delegated to other committees or that require approval of a majority of the independent directors or that are reserved for the full Board or for the Board of Directors of Cathay Bank by statute, charter, regulations, Nasdaq listing standards, bylaws, or otherwise. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215).

A related party transaction includes any transaction in which Bancorp or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) a person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director; (b) a greater than 5% beneficial owner of Bancorp’s common stock; or (c) an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit and Risk Management Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit and Risk Management Committee generally considers applicable laws and regulations and all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms not more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

These policies and procedures regarding related party transactions are reflected in the Audit and Risk Management Committee charter, our Code of Ethics, the Cathay Bank Regulation O Policy, and the Cathay Bank Code of Personal and Business Conduct, and have been approved by the Board.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and the companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable loans with persons not related to Cathay Bank and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectability or present any other unfavorable features.

Sales of Loan Participations

On March 12, 2012, Cathay Bank sold to Noble Field Overseas Limited, a Virgin Islands company (“Noble Field”) participations in two outstanding loans that

Cathay Bank had originated and were each secured by retail centers. Cathay Bank is informed that Noble Field is controlled by Angela Chen Sabella, who is the spouse of Anthony M. Tang, an Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank. These loans were performing, but had been classified by Cathay Bank as substandard. The outstanding principal amount and accrued and unpaid interest on the two loans totaled approximately $9.5 million. The participations purchased by Noble Field consisted of an undivided interest of approximately 90% in each of these loans, for which it paid Cathay Bank approximately $7.9 million, or approximately 92.5% of the outstanding principal amount and accrued and unpaid interest attributable to the 90% participation.

Cathay Bank continues to service these loans and is obligated to pay Noble Field its proportionate share of any distributions, less certain excluded amounts, and Noble Field bears the credit risk with respect to its undivided interests. The sale in 2012 of the participations in the two loans was approved by the Credit Committee of Cathay Bank, without Mr. Tang’s participation. In approving the sale, the Credit Committee determined that the sale was for an amount not less than the then current market value of the participation, was made on substantially the same terms and procedures no less stringent than those prevailing for comparable transactions with unrelated parties, and was made on terms no more favorable than those generally available to an unaffiliated third party under the same or similar circumstances.

On July 22, 2011, Cathay Bank sold to Noble Field for $24.5 million a 48.35% undivided interest in another loan, for which the outstanding amount and accrued and unpaid interest totaled approximately $51.6 million. Cathay Bank continues to service this loan and is obligated to pay Noble Field its proportionate share of any distributions, less certain excluded amounts, and Noble Field bears the credit risk with respect to its undivided interest.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law. In addition, pursuant to a memorandum of understanding entered with FRB in December 2009, among other things, Bancorp agreed to notify the FRB prior to effecting certain changes to our senior executive officers and Board and is limited and/or prohibited, in certain circumstances, in its ability to enter into contracts to pay and to make golden parachute severance and indemnification payments.

CODE OF ETHICS

Bancorp has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, known as the Code of Ethics for Senior Financial Officers, and which is available at www.cathaygeneralbancorp.com. Stockholders may request a free copy of the Code of Ethics for Senior Financial Officers by written request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, CA 91731, Attention: Investor Relations.

If Bancorp makes any substantive amendments to its Code of Ethics for Senior Financial Officers or grants any waiver, including any implicit waiver, from a provision of the Code to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, it will disclose the nature of such amendment or waiver in a report on Form 8-K.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has an established process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731. Communications addressed to the Board will be reviewed by the Assistant Secretary of

Bancorp and directed to the Secretary, the Chairman of the Board, or the Lead Independent Director, as appropriate, for further review and distribution to certain or all members of the Board. Communications addressed to individual directors will be forwarded directly to them.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT

On the written request of any stockholder of record as of April 1, 2013, Bancorp will furnish, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2012, including financial statements, schedules, and lists of exhibits, and any particular exhibit specifically requested. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3286.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to Bancorp’s Secretary at Bancorp’s principal executive office located at 777 North Broadway, Los Angeles, California 90012, by no earlier than February 11, 2014, or later than March 13, 2014, based on the expected date of the scheduled annual meeting being May 12, 2014. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered or received by the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the

SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2014 proxy solicitation materials must: (i) set forth the proposal in writing; (ii) file it with Bancorp’s Secretary on or before December 12, 2013, or if the date for the 2014 annual meeting is before April 13, 2014, or after June 12, 2014, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2014 annual meeting of stockholders; and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

By Order of the Board of Directors,

Perry Oei

Secretary

Los Angeles, California

April 11, 2013

777 NORTH BROADWAY LOS ANGELES, CALIFORNIA 90012

0 14475 CATHAY GENERAL BANCORP Proxy for the Annual Meeting of Stockholders, May 13, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CATHAY GENERAL BANCORP Peter Wu and Heng W. Chen, or either of them, with full power of substitution, are hereby appointed as proxy holders and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 9650 Flair Drive, El Monte, California 91731, at 5:00 p.m., local time, on May 13, 2013, and at any adjournments or postponements thereof. This proxy card when properly executed will be voted in the manner directed by you. If you return this proxy card without voting instructions, then the proxy holders will vote your shares according to the recommendations of the Board of Directors. (Continued and to be signed on other side.)

Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board recommends a vote FOR ALL NOMINEES on the following proposal: 1. To elect four Class II directors to serve until the 2016 annual meeting of stockholders and their successors have been elected and qualified;. O Kelly L. Chan O Dunson K. Cheng O Thomas C.T. Chiu O Joseph C.H. Poon The Board recommends a vote FOR the following proposals: 2. To reapprove the material terms for the award of performance-based compensation under our 2005 Incentive Plan; 3. To vote on an advisory (non-binding) proposal to approve our executive compensation; 4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year; and Other Business. 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 11, 2013. Please sign, date, and return this proxy card even if you intend to be present at the Annual Meeting. This proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting. PLEASE MARK ABOVE, THEN SIGN AND DATE THIS PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF STOCKHOLDERS OF CATHAY GENERAL BANCORP May 13, 2013 TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card. Vote by phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date, and mail your proxy card in the envelope provided as soon as possible. IN PERSON—You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone. PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 20430303000000000000 6 051313 COMPANY NUMBER ACCOUNT NUMBER IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2013. Cathay General Bancorp’s Proxy Statement and Annual Report for the year ended December 31, 2012, are also available electronically at www.cathaygeneralbancorp.com/proxymaterials FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN

0 14475 CATHAY GENERAL BANCORP Proxy for the Annual Meeting of Stockholders, May 13, 2013 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CATHAY GENERAL BANCORP Peter Wu and Heng W. Chen, or either of them, with full power of substitution, are hereby appointed as proxy holders and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 9650 Flair Drive, El Monte, California 91731, at 5:00 p.m., local time, on May 13, 2013, and at any adjournments or postponements thereof. This proxy card when properly executed will be voted in the manner directed by you. If you return this proxy card without voting instructions, then the proxy holders will vote your shares according to the recommendations of the Board of Directors. (Continued and to be signed on other side.)

ANNUAL MEETING OF STOCKHOLDERS OF CATHAY GENERAL BANCORP MAY 13, 2013 IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 13, 2013 Cathay General Bancorp’s Proxy Statement and Annual Report for the year ended December 31, 2012 are also available electronically at www.cathaygeneralbancorp.com/proxymaterials Please sign, date, and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. The Board recommends a vote FOR ALL NOMINEES on the following proposal: 1. To elect four Class II directors to serve until the 2016 annual meeting of stockholders and their successors have been elected and qualified;. O Kelly L. Chan O Dunson K. Cheng O Thomas C.T. Chiu O Joseph C.H. Poon The Board recommends a vote FOR the following proposals: 2. To reapprove the material terms for the award of performance-based compensation under our 2005 Incentive Plan; 3. To vote on an advisory (non-binding) proposal to approve our executive compensation; 4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year; and Other Business. 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 11, 2013. Please sign, date, and return this proxy card even if you intend to be present at the Annual Meeting. This proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting. PLEASE MARK ABOVE, THEN SIGN AND DATE THIS PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark FOR ALL EXCEPT and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20430303000000000000 6 051313 FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN